UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Willis Group Holdings Public Limited Company

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WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Notice of 2011 Annual General Meeting
of Shareholders and Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual General Meeting of Shareholders to be held on April 28, 2011. This proxy statement, the Company’s 2010 Annual Report and the Irish Statutory Accounts are available, at http://www.proxyvoting.com/wsh.

March •  , 2011

To: Shareholders of the Company

Dear Shareholder,

You are now cordially invited to attend our Annual General Meeting of Shareholders at 9:00 am GMT on Thursday, April 28, 2011 to be held at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland.

In addition to the matters described in the attached Notice of Annual General Meeting and proxy statement, you will have an opportunity to meet your directors and executive officers.

Your representation and vote are important and your ordinary shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date and return your proxy card promptly.

I look forward to seeing you at the meeting.

Yours sincerely,

Joseph J. Plumeri
Chairman and Chief Executive Officer

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

NOTICE IS HEREBY GIVEN that the 2011 Annual General Meeting of Willis Group Holdings Public Limited Company (“Willis” or the “Company”), a company incorporated under the laws of Ireland, will be held at 9:00 am GMT on Thursday, April 28, 2011 at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland for the following purposes:

1.	To elect directors;
2.	To ratify the reappointment of Deloitte LLP as auditors until the close of the next Annual General Meeting of Shareholders and to authorize the Board of Directors acting through the Audit Committee to fix the auditor’s remuneration;
3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of the Company’s ordinary shares;
4.	To cast an advisory vote on executive compensation;
5.	To cast an advisory vote on frequency of shareholder advisory votes on executive compensation; and
6.	To consider and vote on such other business as may properly come before the meeting or any adjournment thereof.

The directors will present, during the Annual General Meeting, the Company’s financial statements for the period ended December 31, 2010 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors thereon. Shareholders present at the meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditor in attendance at the meeting.

Only shareholders of record on March 1, 2011, are entitled to receive notice of, and to attend and vote, in person or by proxy, at the meeting and any adjournment or postponement of the meeting. A shareholder who is entitled to attend the meeting and vote is entitled to appoint one or more proxies to attend, speak and vote. A proxy need not be a member of the Company. Company shareholders of record who attend the meeting may vote their ordinary shares personally at the meeting, even if they have sent in proxies. This Notice and Proxy Statement are being mailed or made available on the Internet to shareholders on or around March •  , 2011, together with a copy of the Company’s 2010 Annual Report, which includes financial statements for the year ended December 31, 2010.

Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated if you cannot attend the meeting in person. Please follow the instructions on the proxy card you receive. If you received this proxy statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card. If you are accessing this proxy statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

On Behalf of the Board of Directors,

Adam G. Ciongoli
Group General Counsel and Company Secretary
March •  , 2011

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

GENERAL INFORMATION

References to “Shares” in this proxy statement are to the ordinary shares, nominal value $0.000115 per share, of the Company. References to the “Group” in this proxy statement also are to the Company and its subsidiaries.

Why am I receiving these materials?

We are making this proxy statement available to you on or about March •  , 2011 because the Board of Directors is soliciting your proxy to vote at the Company’s 2011 Annual General Meeting of Shareholders on April 28, 2011. The information provided in this proxy statement is for your use in deciding how to vote on the proposals described below.

The proxy statement and the following documents are available on the website at www.proxyvoting.com/wsh and the Company’s website at www.willis.com:

•	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;
•	Our Annual Report, which includes financial statements for the fiscal year ended December 31, 2010; and
•	Our Irish Statutory Accounts for the period ended December 31, 2010, and the reports of the directors and auditors thereon.

If you request, we will deliver to you a printed version of this proxy statement and our Annual Report, which includes financial statements for the fiscal year ended December 31, 2010.

How will the proxy materials be distributed and are they available on the Internet?

The instructions for accessing proxy materials and voting can be found in the information you received.

For shareholders who received a notice by mail about the Internet availability of proxy materials:  You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice of Internet Availability. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received the proxy materials by mail:  You may vote your Shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of Shares. Shareholders of record may request paper copies by emailing to shareholder@willis.com or by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy documents will receive a full set of the proxy documents in the mail. If you hold Shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy documents.

Why are there two sets of financial statements covering the same period?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2010. These financial statements, included in our Annual Report, are available on the website at www.proxyvoting.com/wsh and the Company’s website at www.willis.com, and, if you request, will be delivered in a printed version to you. Under Irish company law, we are also required to provide you with our Irish Statutory Accounts, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the website at

www.proxyvoting.com/wsh and the Company’s website at www.willis.com and will be presented at the Annual General Meeting of Shareholders to be held on April 28, 2011.

What proposals are scheduled to be voted on at the meeting?

The five proposals scheduled for a vote are:

Proposal 1:  To elect the 12 directors to hold office until the next Annual General Meeting of Shareholders and until his/her successor is elected and qualified;

Proposal 2:  To ratify the reappointment of Deloitte LLP as the Company’s independent auditors until the close of the next Annual General Meeting and to authorize the Board of Directors acting through the Audit Committee of to fix the auditor’s remuneration;

Proposal 3:  To renew the authorization of the Company and/or any subsidiary of the Company to make market purchases of the Company’s Shares;

Proposal 4:  To cast an advisory vote on executive compensation; and

Proposal 5:  To cast an advisory vote on the frequency of holding advisory vote on executive compensation.

What is the recommendation of the Board of Directors on each proposal scheduled to be voted on at the meeting? How do the Board of Directors and executive officers intend to vote with respect to the agenda items?

The Company’s Board of Directors recommends that you vote FOR the election of each of the directors; FOR the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditor’s remuneration; FOR the renewal of the authorization of the Company and/or any subsidiary of the Company to make market purchases of the Company’s Shares; FOR the approval, on an advisory basis, of the compensation of our named executive officers; and FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation.

Our directors and executive officers have indicated that they intend to vote their Shares in favor of each of the proposals in accordance with the Board’s recommendations. As of March 1, 2011, our directors and executive officers and their affiliates beneficially owned in the aggregate less than 5% of our outstanding Shares.

How do I attend the Annual General Meeting?

All shareholders of record on March 1, 2011 are invited to attend the Annual General Meeting in person. For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of Shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis Shares as of March 1, 2011. Registration will begin at 8:30 a.m. GMT and the meeting will begin at 9:00 a.m. GMT.

Who is entitled to vote?

Holders of our Shares, as recorded in our Share register on March 1, 2011, may vote at the meeting. As of March 1, 2011, the latest practicable date, there were •   Shares outstanding. Holders are entitled to one vote per Share. A list of shareholders will be available for inspection for at least 10 days prior to the meeting at our offices at One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You are entitled to appoint one or more proxies to attend, speak and vote instead of you. A proxy need not be a member of the Company. You will be able to change your vote at the meeting if you attend in person.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How do proxies work?

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your Shares at the meeting, or at any adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some, or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your Shares for all proposals in accordance with the recommendations made by the Board.

If your Shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial owner” or “street name holder” of those Shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials, and separate voting instructions, to you. Because you are not the shareholder of record, you may not vote your Shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your Shares, giving you the right to vote the Shares in person at the meeting. As the beneficial owner of the Shares, you have the right to direct your broker, bank or other nominee how to vote your Shares by following the voting instructions provided to you with the proxy materials.

Under relevant New York Stock Exchange (“NYSE”) rules, if you do not instruct your broker how to vote, your broker will only be able to vote your Shares with respect to “routine” matters. The only routine matter is the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors (Proposal 2). Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board of Directors.

Who is paying the costs of soliciting this proxy?

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. Mellon Investor Services LLC has been retained to assist in the proxy solicitation at a fee of approximately $8,500 plus expenses. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to “Solicitation of Proxies.”

If I vote and then want to change or revoke my vote, may I?

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Written revocations to the Company Secretary should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this proxy statement to determine how you may change your vote.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our articles of association, shareholders holding at least 50% of our issued and outstanding Shares present in person or by proxy and entitled to vote constitute a quorum.

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

All proposals to be acted on at the meeting require the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present; however, for Proposal 5, if none of the alternatives receive a majority vote, the frequency selected by shareholders on an advisory basis will be determined by a plurality of votes. Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by the NYSE with respect to such matter.

Who will count the votes and certify the results?

BNY Mellon Shareowner Services has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Shares and similar issues, can be handled by calling toll-free (866) 259-7716 (U.S.) or (201) 680-6578 (outside the U.S.) or (800) 231-5469 (hearing impaired) or by accessing BNY Mellon’s web site at www.bnymellon.com/shareowner/isd.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s memorandum and articles of association state that directors shall hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting. All of our directors are seeking election at the Annual General Meeting. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve until the next following Annual General Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

The Board unanimously recommends you vote “FOR” the election of each of the directors.

Nominees for Election

The Company is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in approximately 100 countries, with a global team of approximately 17,000 employees serving clients in almost every part of the world.

Directors are responsible for overseeing the Company’s international business consistent with their fiduciary duties. This requires highly-skilled individuals with various qualities, attributes and professional experience. The Nominating and Corporate Governance Committee (the “Governance Committee”) believes that our Board as a whole has been constituted to be strong in its collective knowledge, integrity, reputation, and leadership abilities, and, as discussed more below, to have a diversity of skills and experience with respect to accounting and financial services, government and regulation, marketing and operations and global markets.

Qualifications

When recommending a person for new or continued membership on the Board, the Governance Committee considers each director’s individual qualifications in light of the overall mix of all of the directors’ attributes and the Company’s current and future needs. In its assessment of each nominee, the Governance Committee considers each director’s integrity, experience, reputation and independence. The Governance Committee considers each director’s ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company and whether each director attends at least 75% of the aggregate of the total number of meetings held by the Board and any committee on which he or she served (which in 2010 each Director satisfied). The Governance Committee believes service on other public or private boards (including international companies) also enhances a director’s knowledge and board experience. It considers the experience of a director on other public company board committees, particularly when recommending the membership slate for the Company Board Committees.

The Governance Committee considers current and previous leadership positions because it believes it will better enable a director to oversee management and ultimately better serve the Company’s shareholders. Because of the Company’s international reach, extensive knowledge of the Company’s business and the industry is an important quality for directors as well as international experience or knowledge of a key geographic area. Because the Company’s business also requires continuous compliance with regulatory requirements and agencies, it is imperative for some directors to have legal, governmental, political or diplomatic expertise. If a person has served or currently serves in the public arena (whether through political service, employment as a CEO of a public company or membership on a board of a public company), his or her integrity and reputation is also a matter of public record for the Company and its shareholders to rely upon. The Governance Committee also believes that the Company distinguishes itself from its competitors through marketing and, as a result, a strong marketing perspective should be represented. In light of its public and global nature (including conducting business in different currencies), the Company must also have a high level of financial literacy and experience represented on its Board and Audit Committee.

Diversity

The Governance Committee also considers diversity when assessing the appropriateness of Board membership. The Company’s Corporate Governance Guidelines provide that the Company is committed to maintaining diversity within the Board. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge, and geography, as well as more traditional characteristics of diversity, such as race and sex. We believe that our commitment is demonstrated by the current structure of our Board and the varied backgrounds and skill sets of our directors, which includes three women (including one of Asian descent), two directors who are British citizens and one director who is an Irish citizen.

Set forth below each director’s biographical information is a summary of some of the specific qualifications, attributes, skills and experiences discussed above that were considered by the Governance Committee in its nomination for each director. The lack of a bullet-point for a director does not mean that the director does not possess other qualifications or skills.

William W. Bradley — Senator William W. Bradley, age 67, joined the Board on September 18, 2002. He is a Managing Director of Allen & Company LLC, an investment bank. From 2001 – 2004 he acted as chief outside advisor to McKinsey & Company’s non-profit practice. Senator Bradley is also currently a director and member of the Governance Committee of Starbucks Corp. and was a director of Seagate Technology until August 2010. He was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. from 1997 – 1999. During that time, he also worked as an essayist for CBS evening news and as a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 – 1997 representing the state of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967 – 1977 during which time they won two NBA championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored six books on American politics, culture and economy. Currently, Senator Bradley hosts American Voices, a weekly show on Sirius Satellite Radio that highlights the remarkable accomplishments of Americans both famous and unknown.

•	Legal, Governmental, Political or Diplomatic Experience — Senator Bradley has extensive experience with U.S. government and regulatory affairs and public policy based on 18 years in the U.S. Senate, his 2000 candidacy for the Democratic nomination for President of the United States and his work in academia and media.
•	Extensive Knowledge of the Company’s Business — Senator Bradley has been a director of the Company since 2002, has served on the Company’s Corporate Governance and Nominating Committee since 2003, and was appointed as the Presiding Independent Director for a one-year term in February 2011. His understanding of the Company, its business and goals as well as his political background, extensive experience as an advisor to numerous public, private and not-for-profit organizations, and his many years serving on corporate boards has enabled him to serve as a strong and effective leader and current Chairman of the Governance Committee. As Presiding Independent Director and Chairman of the Governance Committee, Senator Bradley also chairs and has chaired the executive sessions of the Board, which are held each quarter without the presence of management (including Mr. Plumeri, Chairman and CEO).
•	CEO/President Experience — Senator Bradley is a Managing Director of an investment bank.
•	Committee Experience — As the current Chairman of the Governance Committee, Senator Bradley benefits from his directorship and membership on the Governance Committee of Starbucks Corp.

Joseph A. Califano, Jr. — Mr. Califano, age 79, joined the Board on April 21, 2004. He has been Chairman of the Board of the National Center on Addiction and Substance Abuse at Columbia University in New York City since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was a senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health,

Education, and Welfare from 1977 to 1979, and as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of 12 books and is a director and member of the Audit and Nominating and Corporate Governance Committees of CBS, Inc. He also formerly served as a director of Chrysler, Automatic Data Processing, Midway Games, Inc. and Viacom.

•	Legal, Governmental, Political or Diplomatic Expertise — Mr. Califano’s deep understanding of government and legal affairs was gained through his service as the United States Secretary of Health, Education and Welfare, President Lyndon B. Johnson’s Assistant for Domestic Affairs, General Counsel of the Army and Special Assistant to the Secretary and Deputy Secretary of Defense and through his nine-year tenure as a partner at one of the country’s leading law firms.
•	Extensive Knowledge of the Company’s Business — Mr. Califano’s service as a director of the Company for almost seven years, service as a current member of the Company’s Governance Committee and a former member of the Company’s Compensation Committee has provided him with an in-depth knowledge of the Company’s structure and operations.
•	CEO/President Experience — Mr. Califano is the Chairman of the Board of the National Center on Addiction and Substance Abuse a nationwide and non-profit organization organized to study and combat substance abuse, which he founded in 1992.
•	Committee Experience — As a current member of the Governance Committee, Mr. Califano benefits from his directorship and membership on the Nominating and Corporate Governance Committee and Audit Committee of CBS, Inc.

Anna C. Catalano — Ms. Catalano, age 51, joined the Board on July 21, 2006. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. She was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business.” She currently serves on the Boards and Compensation and Governance Committees of Mead Johnson Nutrition and U.S. Dataworks Inc. and the Houston Chapter of the Alzheimer’s Association, and as an advisory board member of BT Global Services and Amyris Biotechnologies. She is also an advisor to the Gulf Coast Juvenile Diabetes Research Foundation. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

•	International Business and Board Experience — Ms. Catalano has significant executive experience in international business operations through her roles as: Group Vice President, Marketing at BP plc; Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. In 2001, Ms. Catalano was recognized by Fortune Magazine as being among the “Most Powerful Women in International Business.” She also benefits from her former service on the international company boards of SSL International plc and Aviva plc.
•	Marketing Experience — Ms. Catalano focused on marketing in her role as Group Vice President, Marketing at BP plc. She is also a frequent speaker on strategic and global branding.
•	Committee Experience — As a current member of the Governance Committee, Ms. Catalano benefits from her directorship and membership on the Governance Committees of Mead Johnson Nutrition and U.S. Dataworks Inc.

Sir Roy Gardner — Sir Roy Gardner, age 65, joined the Board on April 26, 2006. He is a Chartered Certified Accountant and Chairman of Compass Group PLC, a food and support services company. He is a Senior Advisor to Credit Suisse and also a Director and Chairman of the Audit Committee of Mainstream Renewable Power Limited, Chairman of the Advisory Board of the Energy Futures Lab of Imperial College London, President of Carers UK, Chairman of the Apprenticeship Ambassadors Network and Chairman of Spice Limited. Sir Roy resigned as Chairman of Plymouth Argyle Football Club in December 2010. In addition, he was Chairman of Connaught plc between May and September 2010. He previously held positions as a former Chief Executive of Centrica plc, Chairman of Manchester United plc, Finance Director of British Gas plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and Director of Laporte plc.

•	International Business and Board Experience — The United Kingdom is an important market for the Company. Sir Roy Gardner is a well-respected British businessman who began his career in 1963 and has held leadership positions at or held director positions on the boards of a number of UK and other European companies.
•	CEO/President Experience — Sir Roy Gardner’s senior leadership roles include his position as former Chief Executive of Centrica plc for 9 ½ years. Centrica plc is a large multinational utility company, based in the United Kingdom but also having interests in North America. It is listed on the London Stock Exchange and is a constituent of the FTSE 100 Index.
•	Extensive Knowledge of the Company’s Business — Sir Roy Gardner’s almost five years of experience on the Board, his financial background as a UK-Chartered Certified Accountant and his recent former service as the Chairman of the Company’s Compensation Committee provides him with a extensive knowledge of the Company’s business and allows him to serve as an effective Chairman of the Company’s Risk Committee.

The Rt. Hon. Sir Jeremy Hanley, KCMG — Sir Jeremy Hanley, age 65, joined the Board on April 26, 2006. He is a Chartered Accountant and a director of Willis Limited, a subsidiary of the Company, a director and member of the Audit and Compliance Committee of Lottomatica S.p.A and a director and member of the Audit and Remuneration Committees of Langbar International Limited. He is also a Director and Chairman of the Audit Committee of the Joint Arab-British Chamber of Commerce. Sir Jeremy was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial position in the U.K. government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998. He also served on the boards of Onslow Suffolk Limited, Mountfield Group Limited, Nymex London Limited and ITE Group plc.

•	Legal, Governmental, Political or Diplomatic Expertise — Sir Jeremy Hanley has a deep understanding of U.K. governmental and regulatory affairs and public policy based on his 14 years as a member of Parliament and significant ministerial positions in the UK government. Sir Jeremy Hanley’s background is important for his role as a director of Willis Limited, a subsidiary of the Company regulated by the Financial Services Authority, the regulator of the financial services industry in the UK.
•	Financial Background — Sir Jeremy Hanley, a member of the Company’s Audit Committee, is a UK-Chartered accountant which qualifies him as an audit committee financial expert.
•	International Board and Committee Experience — Sir Jeremy Hanley benefits from his current and former service on numerous international boards, including his current service on the board and Audit Committee of Lottomatica S.P.A., an Italian company.

Robyn S. Kravit — Ms. Kravit, age 59, joined the Board on April 23, 2008. She is an international business executive with almost 30 years of experience in establishing and directing significant China-based operations engaged in the international trading of industrial raw materials. Ms. Kravit co-founded Tethys Research LLC, a biotechnology company, and has acted as its Chief Executive Officer since 2000. From 2001 through 2010, Ms. Kravit was a Director of FONZ, the organization which manages commercial and educational activities for Smithsonian’s National Zoological Park, serving two terms as President and later chairing its Audit Committee. She currently serves on the Advisory Council of Johns Hopkins University’s Whiting School of Engineering and the Board of Governors of the Washington Foreign Law Society. She previously served on the Board of InovaChem Inc. Ms. Kravit holds a BA in East Asian Studies from Vassar College, and a MA in East Asian Studies from Harvard University.

•	International Experience — China is an emerging market for the Company and Ms. Kravit’s almost 30 years of experience in international business, focusing on the Far East markets, provides the Company with an extensive knowledge base. She is fluent in Mandarin Chinese. She has established and directed significant China-based operations engaged in the international trading of industrial raw materials and has experience in devising marketing plans that adapt to evolving political and economic environments. She also has extensive experience in the management of foreign trade transactions and international risk management.
•	CEO/President Experience — Ms. Kravit founded and since 2000 has been the Chief Executive Officer of Tethys Research LLC, a biotechnology company, and is responsible for contract, administrative and financial operations. Prior to Tethys, as Managing Director for Asian operations, Ms. Kravit functioned as CEO of a major business unit within a complex multinational corporation.

Jeffrey B. Lane — Mr. Lane, age 68, joined the Board on April 30, 2008. He served as Chief Executive Officer of Modern Bank, a private bank, from July 1, 2008 to October 31, 2010. Prior to joining Modern Bank, he was Chairman and Chief Executive Officer of Bear Stearns Asset Management and before that Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of that company’s Smith Barney division, and with Shearson Lehman Brothers.

•	CEO/President Experience — Mr. Lane has held key senior management positions with major U.S. asset management and investment businesses, including as Chairman and CEO of Bear Stearns Asset Management, Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division and Chairman of Neuberger Berman Inc. as well as his role as Chief Executive Officer of Modern Bank.
•	Financial Background — Mr. Lane has an extraordinary financial background as a result of the knowledge he gained through his financial sector business and operational experience since 1969.

Wendy Lane — Ms. Lane, age 59, joined the Board on April 21, 2004. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a director, Nominating and Corporate Governance and Audit Committee member of Laboratory Corporation of America, and a director and Audit Committee member of UPM-Kymmene Corporation. She is also a Trustee of the U.S. Ski and Snowboard Team Foundation. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

•	Financial Background — Ms. Lane has 15 years of experience in investment banking, including financings, mergers and acquisitions and advisory projects. Prior to forming her own investment firm in 1992, Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. From 1977 – 1980, she was an investment banker at Goldman Sachs. Ms. Lane’s financial background qualifies her as an audit committee financial expert.
•	Extensive Knowledge of the Company’s Business — Ms. Lane’s service as a director of the Company for almost seven years, financial expertise, current dual service as the Chairman of the Company’s Compensation Committee and member of the Audit Committee and former service as a member of the Company’s Nominating and Corporate Governance Committee have provided Ms. Lane with an invaluable knowledge base of the Company.
•	International Board Experience — Ms. Lane has served for 5 years on the board of UPM-Kymmene, a Helsinki headquartered company with worldwide operations and revenues exceeding $11.5 billion.
•	Committee Experience — As well as serving on almost all of Willis’ Committees, Ms. Lane has chaired the Compensation Committee of Laboratory Corporation of America and serves on the Audit Committees at Laboratory Corporation of America and UPM and has extensive committee experience on all of her current and past boards.

James F. McCann — Mr. McCann, age 59, joined the Board on April 21, 2004. Mr. McCann has served since 1976 as Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc., a florist and gift shop company. He also serves as a director and Compensation Committee member of Lottomatica S.p.A. He previously served as a director of Gateway, Inc. and The Boyds Collection, Ltd.

•	CEO/President Experience — Mr. McCann has substantial management, strategic and operational experience as Chairman and CEO of 1800-FlOWERS.COM, Inc. The knowledge and experience he has gained through his leadership of a consumer-product and service-based public company for over 30 years continues to benefit the Company both in his role as a director and member of the Compensation Committee.
•	Extensive Knowledge of the Company’s Business — Mr. McCann’s service as a director of the Company for almost seven years, service as a current member of the Company’s Compensation Committee and former member of the Company’s Nominating and Corporate Governance Committee has provided him with an in-depth knowledge of the Company’s business and structure.
•	International Board and Committee Experience — Mr. McCann, as current member of the Compensation Committee, has benefited from his service as a director and member of the Compensation Committee of Lottomatica S.P.A., an Italian headquartered company.

Joseph J. Plumeri — Mr. Plumeri, age 67, joined the Board on February 8, 2001. He is our Chairman and Chief Executive Officer. Prior to joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member of a number of organizations, including The National Center on Addiction and Substance Abuse at Columbia University, and formerly served as a director of Commerce Bancorp Inc. and The Board of Visitors of the College of William & Mary and a Trustee for the Granum Value Fund.

•	Extensive Knowledge of the Company’s Business — Mr. Plumeri has been the Company’s Chairman and CEO since 2001. Since joining the Company, he has navigated a number of challenges, including the soft insurance market, the current global economic downturn and an industry-wide investigation by former Attorney General Eliot Spitzer regarding the placement of insurance.
•	CEO/President Experience — Prior to joining the Company in 2001, Mr. Plumeri had over 30 years experience in the financial services industry where his responsibilities included, among other things, overseeing the 450 North American retail branches of Citigroup’s Citibank unit and serving as Chairman and CEO of Citigroup’s Primerica Financial Services.
•	Financial Background — Mr. Plumeri’s over 30 years of experience in the financial services industry has provided a financial background necessary for him to serve as an effective public-company CEO.

Douglas B. Roberts — Mr. Roberts, age 63, joined the Board on February 13, 2003. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is both a Professor and the Director for the Institute for Public Policy and Social Research at Michigan State University.

•	Legal, Governmental, Political or Diplomatic Experience — Mr. Roberts has a deep understanding of public finance and other public policy matters from his 28-year tenure in state government, including his years as a Michigan state treasurer and his current academic position. As Michigan state treasurer, he oversaw the state’s revenue and cash positions during a period of rebirth in Michigan’s finances and economy which included five ratings upgrades. In addition, the state Treasurer is the sole fiduciary of the state’s pension systems valued at approximately $50 billion.

•	Financial Background and Extensive Knowledge of the Company’s Business — Mr. Roberts’ business experience and education also qualify him as an audit committee financial expert and have positioned him well to serve as a Company’s director for eight years and as the Chairman of our Audit Committee since 2004.

Dr. Michael J. Somers — Dr. Somers, age 68, joined the Board on April 21, 2010. He was Chief Executive Officer of the Irish National Treasury Management Agency from 1990, when it was established, until the end of 2009. The Agency, which is a commercial entity outside the civic service, was initially set up to arrange Ireland’s borrowing and manage its national debt. Its remit was extended to establish and manage the National Pensions Reserve Fund, of which Dr. Somers was a Commissioner, and the National Development Agency, of which he was Chairman. It also incorporated the State Claims Agency, which handles claims against the State and against hospitals and other medical institutions. Dr. Somers previously worked in the Irish Department of Finance and the Central Bank and served as Secretary General of the Department of Defense from 1985 to 1987. He was the Irish member of the EU Monetary Committee from 1987 to 1990 and chaired the EU group that established the European Bank for Reconstruction and Development. He served on the board of the Irish Stock Exchange until the end of 2009. He is currently the Irish Director on the Board of the European Investment Bank and also serves on the Boards of Allied Irish Banks plc, St. Vincent’s Healthcare Group Ltd., the Institute of Directors, Hewlett Packard International Bank plc, Fexco Holdings Ltd., and is a Council member of the Dublin Chamber of Commerce. He was awarded the honor of Chevalier of the Légion d’Honneur by the President of France. He holds various degrees, including a masters degree in economic science and a doctorate from University College Dublin.

•	Financial Background — Dr. Somers has an extensive finance background as a result of his experience relating to Ireland’s borrowing and managing its national debt as well as his experience as the Irish member of the EU Monetary Committee.
•	International Business and Board Experience — Dr. Somers has extensive knowledge and experience in serving the Irish and European financial, business and governmental communities, including through his service on a number of Irish Boards. The Irish market is important to the Group which recently completed its redomicile to Ireland, in part, to facilitate business expansion.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

The Board has adopted Corporate Governance Guidelines which meet the NYSE’s listing standards, including the requirement that a majority of the Company’s Board is independent and that the Board’s Audit Committee, Compensation Committee and Governance Committee are comprised solely of independent directors. The Board has determined that, with the exception of Mr. Plumeri, all the directors shown above and the members of the Audit Committee, Compensation Committee and Governance Committee as well as the Risk Committee are independent under the relevant Securities and Exchange Commission (“SEC”) rules, NYSE listing standards and the Company’s Corporate Governance Guidelines. The Company’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines.

As discussed above, each of the members of the Company’s Board of Directors has a vast range of experience and is affiliated with many different organizations. Accordingly, in considering the independence of each director, the Governance Committee considered that the Company, in the ordinary course of business and on commercial terms provides services (such as insurance broking or consultancy services) to, receives services from or provides charitable donations to organizations that almost all of the Board members are affiliated. In addition, in the ordinary course of business, Jeffrey Lane, Robyn Kravit and James McCann receive broking or consultancy services from the Company on a personal basis. In all of the above cases, the amounts involved are less than the thresholds included in the NYSE rules and the Company’s Corporate Governance Guidelines. The Governance Committee also considered that in 2010 Mr. Plumeri made an additional investment of £100,000 in an entity to assist that entity in purchasing a minority interest in the Plymouth Argyle Football Club (United Kingdom), of which Sir Roy Gardner previously served as chairman and which is currently in administration. This represents a total aggregate investment of £200,000 and an indirect ownership interest in the Club by Mr. Plumeri of less than 1%.

The Governance Committee found that none of the relationships or transactions discussed above is material, and accordingly, do not affect the independence of the directors.

Our Corporate Governance Guidelines and Board Committee Charters can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Public Limited Company, c/o Office of General Counsel, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033.

The Board met formally nine times in 2010. Each director attended at least 75% of the aggregate of the total number of meetings held in 2010 of the Board and any committee on which he or she served.

The independent directors held separate executive sessions without senior management following each of the regularly scheduled quarterly meetings of the Board in 2010. The Chairman of each such session was the Chairman of the Governance Committee. Neither the Chairman and CEO nor any member of management at any level, attend the executive sessions of the independent directors. In February 2011, the independent and non-management directors appointed a Presiding Independent Director, who, as noted below, has the authority to convene and preside over executive sessions.

All directors are expected to make every effort to attend the Annual General Meeting. All of the serving directors were scheduled to attend the 2010 Annual General Meeting of Shareholders that was held in Ireland. However, the directors were prevented from attending the meeting as a result of the April 2010 volcano eruption in Iceland that affected transportation.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and CEO of the Company are currently held by the same person, Joseph J. Plumeri. The Board believes that the Company and its shareholders are best served by having Mr. Plumeri serve in both positions. Mr. Plumeri is most familiar with our business and the challenges the Company faces in the current environment, and his experience and expertise makes him best suited to set agendas for, and lead discussions of, strategic matters affecting the Company at this time. Moreover, this structure enables Mr. Plumeri to act as a bridge between management and the Board, and helps to promote unified leadership and direction.

As noted above, the members and chairs of each of our Board committees are independent based on our governance standards and those of the SEC and NYSE. As a result, independent directors directly oversee such critical matters as the compensation policy for our executive officers, our Corporate Governance Guidelines, and the integrity of our financial statements and internal controls over financial reporting. In addition, the independent and non-management directors appointed a Presiding Independent Director in February 2011, electing William W. Bradley to serve in this position for a one-year term, and enumerated specific responsibilities of the Presiding Independent Director.

The Executive Committee has the full powers, authorities and discretions of the Board of the Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the resolutions of the Board and under applicable law. The Executive Committee, whose members are Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano, Jr., Sir Roy Gardner, Wendy E. Lane and Douglas Roberts, met once in 2010.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk. The Audit Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Audit Committee, whose members are Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane met formally five times during 2010. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are considered to be Audit Committee Financial Experts in light of their financial experience described in their biographies above.

The Compensation Committee determines the compensation of the Company’s Chairman and CEO and makes recommendations to the Board in respect of the compensation of non-employee directors and other executive officers. In addition, the Compensation Committee oversees the administration of the Company’s share-based award plans and, in consultation with senior management, establishes the Company’s general compensation philosophy. In connection with those objectives, the Compensation Committee is also responsible for: (i) overseeing the development and implementation of compensation programs; (ii) reviewing and approving annually corporate performance goals and objectives relevant to the compensation of the Chairman and CEO and evaluating his performance in light of those goals and objectives; (iii) reviewing and approving compensation policies applicable to the senior management of the Company; (iv) making recommendations to the Board on the Company’s existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans; (v) making recommendations to the Board with respect to non-CEO executive officer compensation in light of the Compensation Committee’s evaluation of the officers; and (vi) making recommendations to the Board on the non-employee directors’ compensation. The Compensation Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Compensation Committee, whose members are Wendy E. Lane (Chairman), Jeffrey B. Lane and James F. McCann, met formally five times during 2010. Ms. Lane replaced Sir Roy Gardner as the Chairman of the Compensation Committee in April 2010.

The Corporate Governance and Nominating Committee identifies and recommends individuals to the Board for nomination as members of the Board and its Committees, including the Governance Committee. The Governance Committee identifies director nominees by preparing a candidate profile based upon the current Board’s strengths and needs and by utilizing the personal network of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, experience, maturity, skills and personality, commitment and independence. The Governance Committee may also take into consideration additional factors it deems appropriate, which may include skill, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

With feedback from the Board members, members of the Governance Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Governance Committee and Board members, recommend candidates to join the Board. The Governance Committee has the authority to retain a search firm to assist with this process. The Governance Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates. In addition, the Governance Committee develops and recommends to the Board the Corporate Governance Principles, including independence standards for directors of the Company. The Governance Committee, whose members are William W. Bradley (Chairman), Joseph A. Califano Jr. and Anna C. Catalano met formally six times during 2010.

The Risk Committee is responsible for assisting the Board in: (i) monitoring oversight of the Company’s enterprise risk management; (ii) overseeing, on the basis of proposals from management, the creation, and subsequent iteration, of a framework, for approval by the Board, in relation to the management of risk; (iii) reviewing the adequacy of the Company’s resources to perform its risk management responsibilities; (iv) reviewing the activities of the Company’s Enterprise Risk Management Committee (“ERMC”), as well as reviewing and approving annually the Company’s Enterprise Risk Management Policy; (v) meeting with the chairman and/or other members of the Company’s EMRC and Audit Committee, as needed or advisable, to discuss the Company’s corporate risk management framework and/or related areas; and (vi) reviewing and recommending any major transactions or decisions affecting the Company’s risk profile or exposure. The Risk Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Risk Committee, whose members are Sir Roy Gardner (Chairman), Anna C. Catalano and Michael J. Somers, met formally three times in 2010 (the first meeting being held in April 2010) and, similar to the other Board committees, expects to hold four regularly scheduled meetings each year.

Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established the ERMC. The members of the ERMC include senior executives in the finance, legal, internal audit and IT departments, including the Chief Risk Officer, the Group General Counsel, the Group Chief Financial Officer and Group Chief Operating Officer. It also includes senior representatives from the Company’s main operating units such as our North American, Reinsurance and Global Specialties and UK & Ireland Retail businesses. The ERMC meets monthly and has adopted the Enterprise Risk Management Policy, which operates as a framework for the identification, assessment, measurement, reporting and management of exposure to the Company’s risk on an enterprise-wide basis.

Prior to the Risk Committee’s first meeting in April 2010, the full Board of Directors participated in an enterprise risk management review with management, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk. This review has become even more focused and in-depth with the establishment of the Risk Committee which meets with members of the ERMC on a quarterly basis. After each meeting, the Risk Committee provides a regular report to the full Board. Based on the Risk Committee’s review and recommendation, the Board has approved the Enterprise Risk Management Policy and the Group Risk Appetite Statement.

In addition to the Risk Committee discussed above, the various committees of the Board also assist it in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk.

Compensation Risk Analysis

At the Compensation Committee’s request, its compensation consultant, Frederick W. Cook & Co., Inc. (“F.W. Cook”), worked with management in the first quarter of 2010 to conduct a risk assessment of all of the Company’s compensation programs. This assessment included an inventory of all compensation programs, including incentive compensation plans then in place at the Company, a review of the design and features of the Company’s compensation programs with key members of management responsible for such programs, and an assessment of program design and features relative to compensation risk factors.

With assistance from the Company’s Chief Risk Officer, F.W. Cook also reviewed the Company’s risk profile and related risk management processes and the findings of the compensation risk assessment to determine if any material risks were deemed to be likely to arise from the Company’s compensation policies and programs and to determine whether these risks are reasonably likely to have a material adverse effect on its business. The determination, which was reviewed and approved by management and the Compensation Committee, was that the Company’s pay plans and policies were not reasonably likely to have a material adverse effect on the Company. As the Company’s compensation programs and enterprise risk profile have not materially changed from the time of the initial risk assessment, the findings remain applicable. The Compensation Committee thereafter reported the findings to the Board.

Review and Approval of Related Person Transactions

Willis has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, nominees for directors, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors and executive officers complete an annual director and officer questionnaire which requires the disclosure of related person transactions. In addition, directors and executive officers are obligated to advise the Audit Committee of any related person transactions of which they are aware, or become aware, and, in the event that any such transactions involve difficult or complex issues, the directors and executive officers are obligated to advise the Group General Counsel. Further, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement in accordance with SEC rules. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers, among other factors it deems appropriate:

•	the position within or relationship of the Related Person with the Company;
•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;
•	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;
•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;
•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit Committee considers the transaction.

Related Person Transactions

There were no transactions with the directors or executive officers during 2010 required to be disclosed pursuant to Item 404 of Regulation S-K.

Communications with Shareholders and Other Constituencies

The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude outside directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management or with senior management present.

An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary, c/o Office of General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

A shareholder who wishes to propose an individual to the Governance Committee for its consideration as a nominee for election to the Board may do so by writing to the Company Secretary, c/o the Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

For a more detailed description regarding the solicitation of proxies, including with respect to shareholder nominations of directors, see “Solicitation of Proxies.”

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of Shares beneficially owned, as of March 1, 2011:

•	By each owner of 5% or more of our outstanding Shares, and
•	By each of our directors and executive officers.

The amounts and percentages of our Shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 1, 2011 (i.e., April 29, 2011). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

5% Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned
Southeastern Asset Management, Inc.(1) 6410 Poplar Avenue Suite 900 Memphis TN 38119, USA	15,012,255	8.8%
Mackenzie Financial Corporation(2) 180 Queen Street West Toronto, Ontario M5V 3K1 Canada	8,987,311	5.3%
ValueAct Capital(3) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	8,656,910	5.1%
Invesco Ltd.(4) 1555 Peachtree Street NE Atlanta GA 30309, USA	8,646,018	5.1%

(1)	The following information is based solely on Southeastern Asset Management, Inc.’s (“Southeastern”) Schedule 13G/A filed with the SEC on February 7, 2011. Percentage of our Shares is as reported in their Schedule 13G/A. The information is presented by Southeastern as a registered investment adviser. All of the Shares reported by Southeastern Asset Management are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. The amount beneficially owned includes 4,871,255 Shares beneficially owned by discretionary accounts in which Southeastern has sole voting power and 6,029,255 Shares beneficially owned by discretionary accounts in which Southeastern has sole dispositive power. It also includes 8,983,000 Shares beneficially owned by a series of Longleaf Partners Funds Trust in which Southeastern shares voting and dispositive power and 1,158,000 Shares in which it has no voting power. Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, may be deemed to beneficially own the Shares held by Southeastern. Mr. Hawkins disclaims beneficial ownership of the Shares. Percentage of our Shares beneficially owned is as reported in their Schedule 13D.

(2)	The following information is based solely on Mackenzie Financial Corporation’s (“Mackenzie”) Schedule 13G filed with the SEC on February 11, 2011. Percentage of our Shares is as reported in their Schedule 13G. The information is presented by Mackenzie as a registered investment adviser. The amount beneficially owned includes 8,987,311 Shares over which Mackenzie has sole voting power and sole dispositive power.
(3)	The following information is based solely on the Schedule 13D filed with the SEC on September 2, 2010 jointly by ValueAct Capital Master Fund, L.P.; VA Partners I, LLC; ValueAct Capital Management, L.P.; ValueAct Capital Management, LLC; ValueAct Holdings, L.P.; and ValueAct Holdings GP, LLC. The amount beneficially owned includes 8,656,910 Shares over which there is shared voting power and shared dispositive power among the joint filers. Percentage of our Shares beneficially owned is as reported in their Schedule 13D.
(4)	Based on the Schedule 13G filed on February 11, 2011, Invesco Ltd. may be deemed to be a beneficial owner of Shares held by its subsidiaries, through which it provides investment management services. Percentage of our Shares is as reported in their Schedule 13G.

The following table shows the interests of directors and the executive officers of the Company as March 1, 2011.

Name	Number of Shares Beneficially Owned(1)	Percent Beneficially Owned
Joseph J. Plumeri(2)	4,697,365	2.73
William W. Bradley(3)	140,019	*
Joseph A. Califano, Jr.(4)	43,645	*
Anna C. Catalano(5)	30,645	*
Sir Roy Gardner(6)	35,645	*
Sir Jeremy Hanley(7)	33,645	*
Robyn S. Kravit(8)	4,817	*
Jeffrey B. Lane	4,817	*
Wendy E. Lane(9)	39,720	*
James F. McCann(10)	42,145	*
Douglas B. Roberts(11)	48,071	*
Michael J. Somers	—	*
Adam G. Ciongoli(12)	115,320	*
Peter C. Hearn(13)	177,832	*
Victor P. Krauze(14)	105,244	*
David B. Margrett(15)	186,964	*
Grahame J. Millwater(16)	194,921	*
Michael K. Neborak	—	*
Martin J. Sullivan	—	*
Sarah J. Turvill(17)	310,950	*
Timothy D. Wright(18)	105,402	*
All our Directors and Executive Officers (21 persons)	6,317,167	3.62

*	Less than 1%.
(1)	The number of Shares in which the directors and executive officers are deemed to have beneficial interest as at the date of this proxy statement include Shares under options that will be exercisable and/or restricted share units (“RSUs”) that will vest on or before April 29, 2011 as indicated in the following notes. These Shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person.
(2)	Mr. Plumeri’s Shares beneficially owned include 1,125,000 options to purchase Shares and 305,777 RSUs (which includes the deferred settlement of 116,220 RSUs until the earlier of the 2011 Annual General Meeting of Shareholders and when Mr. Plumeri incurs a separation from service from the Company). Mr. Plumeri has pledged 2,996,528 Shares against a loan of $15 million in a margin account with Morgan

Stanley Smith Barney.
(3)	Mr. Bradley’s Shares beneficially owned include 130,000 options to purchase Shares and 1,361 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(4)	Mr. Califano’s Shares beneficially owned include 35,000 options to purchase Shares and 3,189 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(5)	Ms. Catalano’s Shares beneficially owned include 24,000 options to purchase Shares and 1,361 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(6)	Sir Roy Gardner’s Shares beneficially owned include 24,000 options to purchase Shares.
(7)	Sir Jeremy Hanley’s Shares beneficially owned include 24,000 options to purchase Shares and 3,189 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(8)	Ms. Kravit’s Shares beneficially owned include 1,361 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(9)	Ms. Lane’s Shares beneficially owned include 35,000 options to purchase Shares. Pursuant to a domestic relations order, 17,500 options to purchase Shares are beneficially owned by Ms. Lane’s ex-husband.
(10)	Mr. McCann’s Shares beneficially owned include 35,000 options to purchase Shares and 1,361 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(11)	Mr. Roberts’ Shares beneficially owned include 35,000 options to purchase Shares and 3,189 RSUs, the settlement of which has been deferred until the earlier of when the director ceases to serve on the Board and January 2, 2017.
(12)	Mr. Ciongoli’s Shares beneficially owned include 100,000 options to purchase Shares and 3,628 RSUs.
(13)	Mr. Hearn’s Shares beneficially owned include 125,035 options to purchase Shares and 11,114 RSUs.
(14)	Mr. Krauze’s Shares beneficially owned include 92,526 options to purchase Shares, 2,438 RSUs and 2,512 Shares held indirectly by the Theresa L. Krauze Revocable Trust.
(15)	Mr. Margrett’s Shares beneficially owned include 167,500 options to purchase Shares (5,000 are beneficially owned by his spouse) and 3,373 RSUs.
(16)	Mr. Millwater’s Shares beneficially owned include 187,500 options to purchase Shares and 7,421 RSUs.
(17)	Ms. Turvill’s Shares beneficially owned include 187,500 options to purchase Shares and 3,245 RSUs.
(18)	Mr. Wright’s Shares beneficially owned include 100,000 options to purchase Shares.

PROPOSAL TWO

RATIFICATION OF REAPPOINTMENT OF DELOITTE LLP
AS INDEPENDENT AUDITOR AND AUTHORIZATION OF BOARD OF
DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE,
TO FIX THE REMUNERATION OF THE COMPANY’S AUDITOR

The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification the reappointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2011. This selection was approved by the Board in February 2011, and ratification of such approval is being sought from shareholders at the Annual General Meeting. Deloitte LLP acted as the Company’s independent auditors for the year ended December 31, 2010. Representatives of Deloitte LLP will attend the meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to answer any pertinent questions.

A majority of the votes cast by shareholders at the Annual General Meeting is required to ratify the reappointment of Deloitte LLP and to refer the issue of their remuneration for the 2011 audit to the Board of Directors, acting through the Audit Committee. In accordance with the Company’s articles of association, the Board of Directors delegates the determination of the audit fee, as well as fees for permitted non-audited services, to the Audit Committee.

The Board unanimously recommends you vote “FOR” the ratification of the reappointment of
Deloitte LLP as the Company’s independent auditors and the authorization of the Board, acting through the Audit Committee, to determine the auditor’s remuneration.

FEES PAID TO INDEPENDENT AUDITORS

The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2009 and December 31, 2010.

	2010	2009
	$’000	$’000
Audit fees(1)	6,024	5,981
Audit related fees(2)	207	132
Tax fees(3)	193	33
All other fees(4)	1,145	20
Total fees	7,569	6,166

(1)	Fees for the audits of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports for that fiscal year, services relating to the Company’s registration statements and U.S. Generally Accepted Accounting Principles (“GAAP”) accounting consultations and Sarbanes-Oxley Section 404 work.
(2)	Audit related fees relate primarily to professional services such as employee benefit plan audits and non-statutory audits.
(3)	Tax fees comprise fees for various tax compliance engagements.
(4)	All other fees relate primarily to assistance with regulatory inquiries and other advisory services.

The Audit Committee approved all of the services described above in accordance with the Company’s pre-approval policy.

AUDIT COMMITTEE PRE-APPROVAL PROCESS

The Audit Committee has adopted a policy regarding the Pre-Approval of Independent Auditors’ Services, which can be found in the Investor Relations — Corporate Governance of the Company’s website at www.willis.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or, in his absence, any other member of the Committee. The pre-approval of the audit and permitted non-audit services may be given at any time before the commencement of the specified service. The decisions of a designated member of the Audit Committee shall be reported to the Audit Committee at each of its regularly scheduled meetings.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. The Audit Committee also focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk. The Audit Committee operates under a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2010, with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has discussed with the auditors the auditors’ independence from the Company and its management, including the written disclosures and the letter received from the auditors regarding the auditors’ communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Company’s Internal Auditors had full access to the Audit Committee, including regular meetings without management present.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the financial statements are presented in accordance with U.S. GAAP.

Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended that Deloitte LLP be retained to audit the financial statements of the Company for the fiscal year ending December 31, 2010, and agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC. The Audit Committee also recommended that Deloitte LLP be retained to conduct the integrated audit of the Company’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2011.

The Audit Committee is comprised of Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are all independent Audit Committee Financial Experts as defined by Regulation S-K in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors
Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane.

PROPOSAL THREE

TO RENEW THE AUTHORIZATION OF THE COMPANY AND/OR ANY SUBSIDIARY OF
THE COMPANY TO MAKE MARKET PURCHASES OF COMPANY SHARES

Under a share buyback program currently approved by the Board of Directors, the Company may purchase up to one billion shares, from time to time in the open market. The Company may also purchase shares through negotiated trades with persons who are not affiliates of the Company. These negotiated trade purchases are effected by way of share redemption and do not require shareholder approval. The authorization in respect of open market purchases currently provides that the cost of the acquisition of the Company’s shares (whether by redemption or by market purchases) may not exceed $925 million. Under Irish law, after June 30, 2011, the authority for Company and any of its subsidiaries to make market purchases of the Company’s Shares will expire without shareholder approval. Accordingly, the shareholders are being asked to renew the Company’s and its subsidiaries authorization to make market purchases. The renewed authorization would continue to allow the Company and its subsidiaries to purchase or redeem up to one billion of the Company’s Shares, provided that the cost of the acquisition of the Company’s shares by subsidiaries of the Company, together with the cost of the acquisition of the Company’s shares by the Company (whether by redemption or otherwise), shall, in the aggregate, not exceed $925 million. Such purchases would be made only at price levels which the directors, as delegated to the Chairman and CEO and Chief Financial Officer, consider to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. Whether or not this proposed resolution is passed, Willis Group Holdings Public Limited Company will retain its ability to effect repurchases as redemptions pursuant to Article 6 of its Articles of Association.

Resolution

The text of the resolution, which, if appropriate, will be passed as an ordinary resolution at the Annual General Meeting, is as follows:

RESOLVED, that the Company and any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of ordinary shares in the Company, nominal value $0.000115 per share (“Shares”), on such terms and conditions and in such manner as the Board of Directors, as delegated to the Chairman and CEO and Chief Financial Officer, of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

a)	The maximum number of Shares authorized to be purchased by the Company and/or any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) pursuant to this resolution shall not exceed an aggregate of one billion of the Company’s Shares, provided, however, that the cost of the acquisition of the Shares by subsidiaries of the Company, together with the cost of the acquisition of the Shares by the Company (whether by redemption or otherwise), shall, in the aggregate, not exceed $925 million.
b)	The maximum price to be paid for any Share shall be an amount equal to 130% of the closing price on the New York Stock Exchange for the Company’s Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company.
c)	The minimum price to be paid for any Share shall be an amount equal to 80% of the closing price on the New York Stock Exchange for the Company’s Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company.
d)	This general authority will be effective from the date this resolution is passed by the Company’s shareholders.

e)	This general authority is to expire 18 months from the date this resolution is passed by the Company’s shareholders, unless previously varied, revoked or renewed by a shareholder’s resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiration date, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiration date and may complete any such contract as if the authority conferred hereby had not expired.

The Board recommends that you vote “FOR” the resolution to authorize the Company and/or any subsidiary of the Company to make market purchases of Company Shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers. Additionally, we describe the compensation of our former Group Chief Financial Officer until February 19, 2010 and our former Interim Group Chief Financial Officer from February 19, 2010 until July 6, 2010. All of the above are collectively referred to as our “named executive officers.”

Executive Summary

The Company’s objective is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive. We also aim to incent our executives to improve their individual performance with the objective of improving the Company’s performance, and as a result, create value and wealth for our shareholders. These objectives form the basis of the Company’s compensation philosophy.

Our fiscal year 2010 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. As calculated in the manner disclosed in our earnings release, financial highlights include achieving:

•	The Company’s financial targets of adjusted earnings per diluted share from continuing operations of $2.75, including $0.04 per diluted share favorable impact from foreign currency movements (“Adjusted EPS”), and Adjusted Operating Margin of 23.0%, up 120 basis points compared with 2009;
•	4% organic growth in commissions and fees compared with 2009; and
•	A total return to shareholders for the year of 36%, which exceeded our top competitors and was better than twice the rate of the total shareholder return for the Dow, Standard & Poor’s 500 and the Standard & Poor’s index of insurance stocks.

Key features and highlights of our executive compensation program are:

•	Base salary levels are generally positioned at and around the median level in our peer group companies and salary adjustments are made only to reflect changes in responsibilities or when competitive market conditions warrant;
•	Annual and/or long term incentive compensation rather than base pay is used to reward exceptional performance by our executive officers. This generally positions an executive officer’s total compensation around the 75th percentile of compensation paid to similarly-situated executives in our peer group companies but, as discussed further below, may be above this percentile depending on the individual’s level of experience, performance and market factors;
•	Annual incentive awards are intended to retain our executive officers as well as to provide short-term performance-driven wealth creation;
•	Annual incentive awards are based, in a large part, on the Company’s achievement of certain financial metrics that the Company believes best represent how it manages its profitable growth (through the use of Adjusted Operating Margin) and enhances shareholder value (as measured by Adjusted EPS) and are aligned with the financial metrics included in annual incentive awards for other employees in the Company;
•	Other than with respect to our Chief Executive Officer, annual incentive awards are currently being paid entirely in the form of cash retention awards to the named executive officers. From time to time, the Company will pay a portion of annual incentive awards in the form of RSUs provided there is sufficient available Share capacity;
•	Grant of equity awards are made primarily in the form of performance-based options and performance-based RSUs in order to align the executive officers’ interests with those of our shareholders. They are based on the achievement of the same financial metrics as all other employees in the Company who receive performance-based equity. As an alternative to the use of RSUs, the Company plans to implement a long-term cash incentive program for named executive officers (other than the CEO) which is less dilutive than equity-based compensation. In order to both reward performance and help ensure retention, a portion will be performance-based and a portion will be time-based.
•	We maintain significant Share ownership guidelines for all of our executive officers; and
•	An independent compensation consultant that is engaged to provide services only to our Compensation Committee.

Overview of Executive Compensation

Because we principally provide insurance brokerage and risk consultancy services, we have no direct competitors of comparable financial size in our marketplace. Also, we compete for talent with companies in other financial services sectors. Accordingly, to assist the Compensation Committee in judging the reasonableness of its compensation recommendations, we typically use data related to a group of peer companies in the insurance sector, some of whom do not directly operate as insurance brokers. From time to time, the Compensation Committee also relies on survey data from financial services companies in the US and UK, which in 2010 was the 2010 US Towers Watson Financial Services Industry Survey and the 2010 UK Towers Watson Financial Services Industry Survey. The 2010 peer group was approved by the Compensation Committee following discussions with its Compensation Consultant and management. It consisted of Ace Limited, AON Corporation, Arch Capital Group Limited, Arthur J. Gallagher & Co., Axis Capital Holdings Limited, Brown & Brown Inc., The Chubb Corporation, Jardine Lloyd Thompson Group plc, Marsh & McLennan Companies, Inc. and XL Capital Ltd. The Compensation Committee regularly reviews its peer group to ensure that it remains reasonable and justifiable and, accordingly, removed Comerica Incorporated and Raymond James Financial, Inc. from its prior peer group to focus exclusively on companies in the insurance industry.

Our executive officers are based in both the United States and the United Kingdom. The country of each executive officer’s primary location is the principal market basis for reviewing and assessing his or her annual base salary, annual incentive compensation and benefits. However, so that equity awards are made on a consistent basis, we follow the U.S. market for all of our equity compensation grants to our executive officers.

We compete with many large companies for senior executives and we aim to reward our executives for exceptional performance. As a result, in order to attract and retain exceptional senior executives, the Compensation Committee generally sets the executive officer’s base salary at median but total compensation around the 75th percentile of compensation paid to similarly-situated executives in our peer group companies. We may compensate above this percentile depending on the individual’s level of experience, performance and market factors. For example, with respect to the named executive officers, we believe that the total annual compensation for 2010 will exceed the 75th percentile for Mr. Joseph Plumeri because his compensation is aligned with the Company’s direct competitors (i.e., Aon and Marsh & McLennan) rather than the broader peer group, for Mr. Peter Hearn because his competitive positioning reflects his producer-oriented compensation package and the compensation premium in the Reinsurance market and for Mr. Martin Sullivan because of his one-time sign-on equity award.

The Compensation Committee reviews each element of compensation separately, as well as the total compensation of named executive officers, which includes long-term incentives. Any compensation differences among the named executive officers reflect their different roles, their contribution and the different market pay relating to those roles.

Role of the Board Compensation Committee

As described below, the Compensation Committee is responsible for establishing, implementing and monitoring the Company’s compensation programs, philosophy and objectives.

Compensation Consultant

The Compensation Committee, in accordance with best practices of executive compensation governance, annually reviews the appointment of its independent compensation consultant and in 2010 reaffirmed its appointment of F. W. Cook to provide advice on all matters related to the senior executives’ compensation and compensation programs. F. W. Cook reports directly to the Compensation Committee and provides data on U.S. and U.K. executive compensation trends and analyzes the companies with whom the Company competes for senior executive talent. F. W. Cook assists with selecting appropriate peer companies and assessing non-employee director compensation. In 2010, F. W. Cook also assisted the Compensation Committee in its analysis of risks associated with the Company’s compensation policies. The Compensation Committee has the independent authority to terminate F. W. Cook’s services at its discretion. F. W. Cook provides no services to the Company without being authorized by the Chairman of the Compensation Committee. In fiscal year 2010, representatives from F. W. Cook provided no services to the Company other than its services to the Compensation Committee. Representatives from F. W. Cook also attended all of the Compensation Committee’s regularly scheduled meetings in 2010.

The Compensation Committee uses the data and analysis provided by F. W. Cook to better ensure that the Company’s compensation practices are consistent with the Company’s compensation philosophy and objectives for both the amount and composition of executive compensation, including that of the Chairman and CEO. The Compensation Committee may, however, exercise discretion when recommending compensation awards, to take account of the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company’s leadership to manage significant changes that arise during the course of a year.

The Components of Executive Compensation

The key components of our executive officers’ compensation are: base salary; annual incentive compensation (payable in cash and/or equity awards); and long-term incentive compensation (payable in cash and/or equity awards).

Base Salary — Base salary is intended to provide a fixed level of compensation based on the individual’s role, experience and skills and is set at a level designed to be competitive in the relevant markets in which our executive officers operate. Base salaries are reviewed by the Compensation Committee annually in February for all the Company’s executive officers against either U.S. or U.K. survey data, as applicable.

The base salary levels are generally positioned at and around the median level in our peer group companies and adjustments are only made to reflect changes in responsibilities or when competitive market conditions warrant. In line with our compensation philosophy, exceptional performance by our executive officers is generally rewarded through annual and/or long-term incentive compensation and not through base salaries.

The Chairman and CEO, Joseph J. Plumeri, has had no change to his base salary since he joined Willis in October 2000. This reflects the Company’s and Mr. Plumeri’s shared view that his incentives will be best aligned with the interests of shareholders if a majority of his annual compensation is tied to the Company’s performance. In addition, except for Mr. Stephen Wood who received a modest base salary adjustment to reflect his increased responsibilities as Interim Chief Financial Officer, no other named executive officers received any increase to his base salary in 2010. Salary increases are planned for Mr. Grahame Millwater in 2011 reflecting increasingly competitive market conditions.

Annual Incentive Compensation — We have designed our annual compensation to incent and reward our executive officers for assisting in generating strong financial performance at the Company and business unit level and to retain strong performers. Each executive officer, other than the Chairman and CEO, is eligible to receive an annual incentive compensation award under the Company’s Annual Incentive Plan (“AIP”). The Chairman and CEO’s annual incentive compensation is determined in accordance with his employment agreement discussed below. While the AIP is discretionary, the awards are intended to deliver exceptional pay for exceptional performance and provide short-term performance-driven wealth creation in conjunction with the de-emphasis on regular base-pay increases and the high wealth potential with greater volatility associated with the Company’s long-term incentives. The annual incentive award levels, along with the long-term incentive compensation, are generally set to provide that exceptional performance will deliver total compensation around the 75th percentile of the relevant markets in which our senior executives operate. The annual incentive compensation, which may be paid in cash and/or equity, is granted under the Willis Group Senior Management Incentive Plan (the “SMIP”) to the extent named executive officers are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Awards to the executive officers are certified by the Compensation Committee in February with payments generally made in March. The annual incentive compensation is designed to be retentive in nature. To the extent an annual incentive award is paid in the form of equity it retains its retentive nature through its vesting conditions. If it is paid in the form of RSUs, to recognize its deferred and retentive form of compensation, the RSU award is increased by 25% and recipients receive a cash amount at vesting of the RSUs equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in Shares. To the extent an annual incentive award is paid in the form of a cash retention award, generally, the executive officers must repay a proportionate amount of their cash incentive awards if they voluntarily leave the Company’s employ, other than in the event of retirement or permanent disability, before a specified date, which is generally three years. When an executive officer departs from the Company’s employ, the Compensation Committee may approve a waiver of these forfeiture provisions after a recommendation by the Chairman and CEO and careful consideration of a number of factors, which include but are not limited to, (i) the reasons for and timing of the executive officer’s departure, (ii) the executive officer’s contributions over his or her tenure, (iii) the value of his or her equity holdings at the time of departure and (iv) and goodwill to establish a positive on-going relationship with the executive officer.

Named Executive Officers Other than the Chairman and CEO

The AIP is a discretionary plan in which all of the executive officers (other than the Chairman and CEO) participate. At its February 2010 meeting, the Compensation Committee approved the overall structure of the AIP for the then upcoming year. At the February 2011 meeting, the Chairman and CEO recommended to the Compensation Committee for its approval the overall AIP pool for the Company and the allocation of the awards for the executive officers. He considered the following in connection with his recommendations:

•	the Company’s overall strategy, objectives and risks;
•	the Company’s compensation strategy;
•	the independent compensation benchmarking reports, prepared for the Compensation Committee by F. W. Cook, on how competitive the executive officers are paid against executives in their peer group and generally in the financial services market in their primary locations;
•	the Company’s financial performance, including achieving its Adjusted EPS and Adjusted Operating Margin financial targets, 4% organic growth and a total shareholder return of 36%;
•	the performance of each individual executive officer against her or his individual strategic objectives; and
•	minimum guaranteed payments to Messrs. Neborak and Sullivan pursuant to their employment agreements, as new employees.

The discretionary annual incentive awards were determined for each executive officer (other than for the CEO and Chairman) as follows:

•	30% reflecting how the Company performed against its Adjusted EPS target;
•	30% reflecting how the Company performed against its Adjusted Operating Margin target; and
•	40% reflecting how the executive performed against her or his individual strategic objectives.

The main objective for the named executive officers in 2010 was to support the Company in achieving its Adjusted EPS target of $2.68 (revised from $2.75 to reflect changes in foreign currency movements) and Adjusted Operating Margin target of 23%, each calculated in the manner described in the Company’s earnings release. The Company uses these financial metrics because it believes these best represent how the Company manages its profitable growth (through the use of the Adjusted Operated Margin) and enhances shareholder value (as measured by the Adjusted EPS). The individual strategic objectives for the named executive officers

(other than the Chairman and CEO) were the following:

Michael Neborak

•	Evaluate finance systems, processes and personnel, including design of finance’s target operating model
•	Make recommendations regarding the Group’s capital structure
•	Improve financial forecasting capability
•	Manage the expense base and budget
•	Establish relationships with external stakeholders including rating agencies, banks, research analysts and investors

Stephen Wood

•	Serve as group Chief Financial Officer on an interim basis and assist the new CFO transition to his new role
•	Manage capital structure and enhance cash management process
•	Redesign and enhance budgeting process
•	Develop plan for general ledger upgrade and enhance financial control processes

Grahame Millwater

•	Deliver global business targets and help build global business platform, embedding the Willis Cause (the Company’s value proposition for its clients) in all global businesses
•	Execute Shaping our Future growth plans
•	Drive operational efficiency across the Group, including enhanced service quality and expense savings
•	Support the Chairman and CEO in the delivery of the 2010 business plan and attainment of financial targets

Peter Hearn

•	Achieve targeted growth in organic commissions and reduce loss of existing business
•	Develop and launch a consistent global brand to differentiate value proposition
•	Develop a global transaction platform for implementation in 2011
•	Launch a sales planning process and embed across all offices and territories
•	Build external relationships with large insurers

Martin Sullivan

•	Identify the Global Solutions universe of accounts and new opportunities
•	Develop and communicate the Global Solutions structure and strategy, consolidating strategic accounts and strategic client units
•	Liaise with business unit heads to align distribution strategy and identify resource needs
•	Provide assistance and introductions to other parts of the organization (including the Reinsurance, Willis North America Inc. (“WNA”) and International businesses)

These individual strategic objectives were focused primarily on supporting the Group’s overall strategy and results. In considering these objectives, the Compensation Committee discussed with the Chairman and CEO the role of each named executive officer within the organization and the assistance provided by each person in attaining the Group’s 2010 financial achievements. In particular, Mr. Neborak had a successful integration into the Company, assuming the role of Group Chief Financial Officer and has provided valuable insight into the Company’s capital management strategy and operational review. Mr. Wood effectively served as interim Group Chief Financial Officer in addition to his role of Group Controller. Mr. Millwater successfully led the Company’s Shaping our Future initiative, which is a series of initiatives involving technology, process changes, placement and client profitability which delivered cumulative net benefits at the end of 2010 of over $150 million. Mr. Sullivan, who joined the Company in late 2010, also had a successful integration and has begun to position the Global Solutions business to help the Company achieve growth in the large account segment. Mr. Hearn, as head and Chief Executive Officer of the Reinsurance business, delivered strong double-digit new business generation in a soft rate environment where clients are continuing to retain more risk, contributing to the 6% organic growth in 2010 in the Global segment of which it is a part.

In finding that the named executive officers achieved the financial and individual strategic objectives discussed above, the Compensation Committee approved 2010 AIP awards for Mr. Millwater of $1,391,410, Mr. Wood of $314,631, Mr. Hearn of $1,787,500 and Mr. Sullivan of $375,000. Mr. Hearn has requested to receive a reduction in his approved annual incentive award and further requested that the amount sacrificed be provided for the benefit of his fellow employees. Pursuant to the terms of his contract, the Compensation Committee also approved an AIP award for Mr. Neborak of $500,000. The payments will be made 100% in cash in light of limited Share availability. The named executive officers must repay a proportionate amount of the cash amount if they voluntarily leave the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2013.

Chairman and CEO

Annual incentive awards to the Chairman and CEO are determined in accordance with his employment agreement, which provides that each fiscal year the Compensation Committee would establish in good faith, threshold, target and maximum performance goals (with maximum goals being no greater than 110% of the target goal). Factors that the Compensation Committee may take into account when setting these goals include: the unprecedented length of the soft market and difficult revenue environment and the need to motivate employees while maintaining cost-effectiveness in the face of the market conditions; Mr. Plumeri’s overall leadership in a rapidly changing global business and regulatory environment; that a substantial amount of his compensation is performance-based; and that no change in his base salary has been made since he joined Willis in 2000.

In February 2010, based on the criteria set forth in Mr. Plumeri’s employment agreement, the Compensation Committee approved annual incentive award parameters of (i) 250% of his base salary if 95% of the performance targets were achieved, (ii) 375% of his base salary if 100% of the performance targets were achieved and (ii) 500% of his base salary if 105% of the performance targets were achieved. To align all interests, the Compensation Committee approved the same performance targets for Mr. Plumeri as those set for other Company employees that may have received performance-based equity during the course of the year (Adjusted Operating Margin of 23% and Adjusted EPS of $2.68 (revised from $2.75 to reflect foreign currency movements)). Because 100% of the Adjusted Operating Margin target was achieved and 103% of the Adjusted EPS target was achieved, according to the established formula, in February 2011, the Compensation Committee approved an annual incentive award to Mr. Plumeri of $4,062,500, which equals approximately 406% of his base salary.

Pursuant to the terms of Mr. Plumeri’s employment agreement, his 2010 annual incentive award will be paid 50% in the form of RSUs and 50% in cash. With respect to the cash portion of the award, consistent with its retentive nature, Mr. Plumeri must repay a proportionate amount of the cash award if he voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2013. The RSUs will vest on April 28, 2011, the date of the Annual General Meeting of Shareholders. Consistent with the terms of his contract and the Company’s historic policies and rewards to other employees, Mr. Plumeri’s RSU award will be increased by 25% and he will receive a cash amount equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in Shares.

Details of the 2010 annual incentive awards made to our named executive officers are shown in the Bonus Column of the Summary Compensation Table and, in the case of Mr. Plumeri, in the Non-Equity Incentive Plan Column of the Summary Compensation Table and footnote (1) to the Grant of Plan-Based Awards table.

Long-Term Incentives — Our long-term incentives are a significant element of compensation for our executive officers. As discussed below under “Share Award Policy,” discretionary awards for our executive officers are generally approved each year by the Compensation Committee in April with grants being made in May. In the past, the long-term incentive awards have typically been in the form of equity awards. Since 2008, equity awards have generally consisted of performance-based options and performance-based RSUs, which we believe align executive officers’ interests with those of our shareholders. From time to time, time-based RSUs have been granted in connection with new hires or for retention purposes. In 2010, in light of economic conditions, the Company did not make regular equity awards to its executive officers except in satisfaction of pre-existing commitments or in connection with sign-on equity awards made to attract new competitive talent to the Company. As an alternative to the use of RSUs, the Company plans to implement a long-term cash incentive program for the named executive officers (other than the Chairman and CEO whose long-term incentives are governed by the terms of his employment contract), which is less dilutive than equity-based compensation. In order to both reward performance and help ensure retention, it is likely that a portion will be performance-based and a portion will be time-based.

With respect to our named executive officers, in 2010 Mr. Plumeri received 172,166 performance-based RSUs pursuant to his employment agreement and, in satisfaction of pre-existing commitments, Mr. Hearn received 50,000 performance-based options. The Company provided sign-on equity awards to Messrs. Neborak and Sullivan as new employees that created short-term value and an immediate alignment of interests with those of shareholders. Mr. Neborak received 7,995 time-based RSUs and 7,995 performance-based RSUs. Mr. Sullivan received 75,000 time-based RSUs, and in addition to his being subject to the Executive Officer Share Ownership Guidelines, he is restricted from selling or otherwise disposing of such equity before November 1, 2013 without the prior consent of WNA and/or the Company. The financial metrics included in all of such performance-based equity awards of Adjusted Operating Margin of 23% and Adjusted EPS of $2.68 (revised from $2.75 to reflect foreign currency movements)) were the same metrics included for all other Company employees who received performance-based equity awards. Details of the 2010 equity award grants made to the named executive officers are contained in the compensation table “Grant of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” Details concerning the employment agreements of the named executive officers are set forth in the sections entitled “Chairman and Chief Executive Officer’s Employment Agreement” and “Other Named Executive Officers’ Employment Agreements.”

Long-term incentive awards that are intended to be “qualified performance-based compensation” under Section 162(m) are granted under the SMIP or under a combination of the SMIP and one of the Company’s equity plans or any sub-plans thereto, including the Willis Group Holdings 2001 Share Purchase and Option Plan, the Willis Group Holdings 2008 Share Purchase and Option Plan and the Hilb, Rogal and Hobbs 2007 Share Incentive Plan (collectively, the “Plans”).

Perquisites and Other Benefits — The Company provides limited perquisites to its executive officers, as disclosed in the Summary Compensation Table. In addition, the Company provides retirement, life insurance and medical benefits to our executive officers to be competitive with the marketplace in which executive officers operate.

Retirement income is provided to the Chairman and the CEO and some other executive officers through our defined benefit retirement plans. The U.S. defined benefit plan was closed to new hires on January 1, 2007 and frozen on May 15, 2009. The Company closed its U.S. defined benefit plans to new employees so that newly hired executive officers only participate in defined contribution plans. The Group also maintains a U.K. retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006. In 2006, it was replaced by a defined contribution plan for new employees. Details of the retirement benefits received by the named executive officers are contained in the compensation tables in the section entitled “Pension Benefits”.

For U.S. employees, a 401(k) Plan is available for saving towards retirement. In order to provide the opportunity to accumulate retirement income and improve retention, the Company has reinstated a matching contribution (which was suspended in recent years) to the 401(k) Plan for all employees effective as of January 1, 2011. The matching contribution will be made on December 31, 2011 for eligible employees who are still employed by the Company on that date.

We also maintain a deferred compensation plan for certain U.S. employees whose annual salary is in excess of $225,000 that allows them to plan their tax position through a deferral of part of their annual compensation. The Company may also make certain contributions to the deferred compensation plan. As provided in his current employment agreement and consistent with the terms of his previous agreement, the Company contributes $800,000 annually on behalf of Mr. Plumeri to provide him with retirement income. Other than Mr. Plumeri, none of our U.S named executive officers currently participate in this plan.

Clawback Policy

The Board, or any committee thereof, may to the extent permitted by applicable law, cancel or require reimbursement of any incentive payments or equity-based awards received by an executive officer after December 31, 2008, if and to the extent that, (a) the incentive payment or equity award was based on the achievement of Company financial results which are subsequently restated, (b) the Compensation Committee determines that the executive officer engaged in fraud, negligence or other misconduct that contributed to the need to restate the Company’s financial results and (c) the incentive payments or equity-based award values made to the executive officer would have been lower if the Company’s results had been properly reported. In such cases, the Company will seek to recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Company’s clawback policy is posted on its website under Investor Relations — Corporate Governance.

The Company will comply, and has modified its award agreements to so indicate, with the provisions of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”), and will adopt a revised mandatory clawback policy that will require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. The Compensation Committee has periodically reviewed the Company’s clawback policy and, to ensure full compliance, will propose its final recommendations to the full Board once it has had the benefit of reviewing the SEC’s proposed and final rules for the legislation.

Executive Officer Share Ownership Guidelines

Executive officers are required to retain 75% of the Shares they acquire upon the exercise of options or vesting of RSUs, after paying taxes and exercise costs. No sales of Shares by an executive officer in excess of the 25% threshold will be permitted while still in office, other than in exceptional circumstances, which must be approved by the Chairman and CEO and the Chairman of the Compensation Committee.

Details of Share-based awards made to our named executive officers during 2010 are shown in the Grant of Plan-Based Awards table. All outstanding Share-based awards held by our named executive officers are shown in the Outstanding Equity Awards at Fiscal Year-End table.

Share Award Policy

The Board of Directors adopted a policy to govern the granting of options and other Share-based awards under the Company’s Plans, as summarized below.

It is the Company’s policy not to backdate option grants or other Share-based awards to take advantage of a lower share price; nor will it schedule grants of options or other Share-based awards before or after specific events to take advantage of anticipated movements in the price of our Shares. Share-based awards to executive officers made in 2010 were granted in accordance with the Share Award Policy, on the first permissible trading day after the first regularly scheduled Board meeting, in accordance with the Company’s policy for trading in Shares.

It is also the Company’s policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of the Sharesave sub-plans to the Willis Group Holdings 2001 Share Purchase and Option Plan (e.g., the Rules of the Willis Group Holdings Sharesave Plan of 2001 for the United Kingdom, The Willis Group Holdings International Sharesave Plan, and the Willis Group Holdings Irish Sharesave Plan), for which the exercise price of the option is set at a 5% or 10% discount off the closing sales price on the date before employees are invited to participate.

In addition to approving Share-based awards to executive officers, the Compensation Committee is responsible for approving the overall allocation of Share-based awards to the Company’s employees for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Share Award Committee consisting of the Chairman and CEO, the President, the Group Chief Operating Officer and Group Chief Financial Officer, and the Group Human Resources Director. The members of the Share Award Committee work closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

Awards may be made at a time when the Company is in possession of material non-public information, so long as the timing of the award is not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

Pursuant to the policy, annual Share-based awards to executive officers will be authorized by the Compensation Committee at its first regularly scheduled meeting following the announcement of the Company’s annual results, and the grant date shall be the date of that meeting or a date specified by the Compensation Committee not later than 30 days following that meeting. Except as directed by the Compensation Committee, Share-based awards granted by the Share Award Committee to non-executive officers, for example to new employees or for retention purposes, will be granted on the first trading day in each month following the month in which it is approved by the Share Award Committee due to a new employee commencing his employment or as a retention award.

Tax and Accounting Implications

The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. Section 162(m) imposes a limit on the amount the Company may deduct for U.S. tax purposes for compensation paid to our CEO and our three other most highly compensated executive officers employed at the end of the year (other than the CFO). However, compensation which qualifies as “performance-based” under Section 162(m) is excluded from the limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by the Company’s shareholders.

The SMIP, which was approved by shareholders at the 2005 Annual General Meeting, is intended to comply with the provisions of, and to be administered in compliance with the requirements of, Section 162(m). The Company is also authorized to grant equity awards that qualify as “performance-based” compensation under certain of the Company’s Plans.

The SMIP provides for an annual incentive compensation award equal to 5% of the Company’s earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, earnings means the Company’s operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements, as adjusted to eliminate the effect of certain events specified in the SMIP. The Compensation Committee also takes other performance metrics into consideration in determining amounts payable under the SMIP, but the amounts payable under the SMIP may not exceed the amount described above. The Compensation Committee designates the executive officers who participate in the SMIP.

Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be treated as qualified performance-based compensation. Our general policy is to preserve the tax deductibility of compensation paid to the Chairman and CEO and other named executive officers, including annual incentives and equity awards under the terms of the Company’s share plans. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions and the performance of its employees.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also the Company’s general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with FAS 123R.

Payments on Change of Control and Termination

It is the Company’s policy not to enter into new arrangements with our executive officers providing for potential payments upon the occurrence of a change of control of the Company. In general, the Company does not believe that such payments are consistent with best pay practices or its compensation philosophy and objectives. However, the Compensation Committee reserves the right to enter into agreements providing for potential payments relating to a change of control when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company. No named executive officer, other than Mr. Plumeri and Mr. Neborak, have entered into an agreement providing for potential payments relating to a change of control of the Company.

The Company does provide severance protection to key employees in limited circumstances where the employee is terminated by the company without Cause. The Compensation Committee believes that severance benefits are a necessary component of a competitive compensation program and, in certain cases, are in consideration for an executive’s agreement not to compete. The Compensation Committee believes that the severance benefits are not significantly different from the severance benefits typically in place at other companies.

Change of control provisions were included in Mr. Plumeri’s employment agreement when he joined the Company. At that time, the Company was privately owned, predominantly by Kohlberg, Kravis & Roberts (“KKR”). In order to recruit an individual of the right caliber to fill the role of Chairman and CEO of the Company as then existed, and given the range of exit strategies available to KKR, it was considered appropriate at that time to include provisions in his employment agreement which provided protection in the case of a change of control.

During 2009, the Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Mr. Plumeri’s continued services as the Company’s Chairman and CEO until at least July of 2013. In addition, Mr. Plumeri, the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. Specifically, it was determined that the provision in Mr. Plumeri’s employment agreement allowing the executive to voluntarily terminate his employment for any reason following a change of control and receive severance payments was inconsistent with best pay practices as well as the Company’s compensation philosophy and objectives. Consequently, the amended employment agreement, which Mr. Plumeri entered into in January 2010, provides that he can no longer voluntarily terminate his employment following a Change of Control (as defined in his employment agreement) and receive severance and instead provides that he is eligible to receive severance only if he is involuntarily terminated without Cause or terminates employment for Good Reason (each as defined in the amended employment agreement). However, if Mr. Plumeri terminates his employment without Good Reason following a Change of Control, he will be credited with the amount that the Company would have contributed to his deferred compensation benefit account had he remained until the end of his contract of employment, which is now July 7, 2013. Further information regarding Mr. Plumeri’s employment agreement and details of the Change of Control provisions are contained in the sections entitled “Compensation Tables — Chairman and CEO’s Employment Agreement; “— Potential Payments to the Chairman and CEO Upon Termination or Change of Control.”

In order to attract Mr. Neborak as the new Group Chief Financial Officer, the Company agreed in his employment agreement that all of his earned and unvested RSUs and options shall immediately vest in the event of a Change of Control (as such term is defined in the applicable Plans and/or RSU agreement). In the event Mr. Neborak is involuntarily terminated without Cause (as such term is defined in his employment agreement) he is eligible to receive severance payments. Mr. Neborak has also entered into a restrictive covenant agreement with the Company that provides, in part, that if we desire Mr. Neborak to refrain from working for, engaging or generally having a financial interest in certain of our competitors after the termination of his employment, we are obligated to make severance payments to him during such non-compete period.

Pursuant to his employment agreement, Mr. Sullivan is eligible to receive severance payments and continued healthcare coverage if he is involuntarily terminated without Cause (as such term is defined in his employment agreement).

Mr. Hearn entered into a restrictive covenant agreement with the Company that provides, in part, that if we desire for Mr. Hearn to refrain from working for, engaging or generally having a financial interest in certain of our competitors after the termination of his employment, we are obligated to make severance payments to him during such non-compete period.

Each of Messrs. Millwater and Wood entered into an employment agreement providing that the Company or the executive may terminate the executive’s employment at any time by giving 12 months prior written notice (6 months prior written notice in the case of Mr. Wood). Due to their roles, we may require that the executives vacate their offices without serving the full notice period. We therefore may be required to pay an amount equal to their base salaries for the remaining portion of the notice period. Further, payments in respect of Messrs. Millwater and Wood may be made to address any statutory redundancy payments required to be made, at rates set forth from time to time by the Department of Trade and Industry of the U.K. Government.

Further information regarding the employment agreements of the named executive officers (other than Mr. Plumeri) and details of the applicable termination provisions are contained in the sections entitled “Compensation Tables — Other Named Executive Officers’ Employment Agreements”; “— Potential Payments to Other Named Executive Officers Other than the Chairman and CEO Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT

This report is submitted to the shareholders of Willis Group Holdings Public Limited Company by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and New York Stock Exchange listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement, and based on this review and discussion, recommended to the Board that it be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors
Wendy E. Lane (Chairman), Jeffrey B. Lane and James F. McCann.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2010 by the Chairman and CEO, all persons serving as the Group Chief Financial Officer or acting in a similar capacity during 2010 and each of the other three most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Share Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Joseph Plumeri Chairman & CEO	2010	1,000,000	—		8,106,213	—	2,031,250	(21,461)	974,584	(6)	12,112,047
	2009	1,000,000	1,685,000		7,340,227	—	—	31,691	869,962		10,918,303
	2008	1,000,000	1,685,000		1,062,461	15,135,750	—	183,368	836,707		19,903,286
Michael Neborak(7) Group CFO	2010	244,318	500,000		500,007	—	—	—	—		1,244,325
Stephen Wood(8) Former Interim Group CFO	2010	309,220	314,631		—	—	—	—	19,110	(9)	642,961
Patrick Regan(10) Former Group COO & CFO	2010	90,189	—		—	—	—	1,546	—		90,189
	2009	626,040	—		1,692,728	717,977	—	84,515	36,635		3,157,895
	2008	740,840	583,412		175,025	1,238,750	—	14,817	42,836		2,795,680
Grahame Millwater Group President	2010	695,745	1,391,490		—	—	—	176,255	41,592	(11)	2,128,827
	2009	704,295	1,220,778		2,286,147	865,697	—	1,342,856	29,166		6,448,939
	2008	833,445	916,790		275,076	1,387,400	—	533,405	61,964		4,008,080
Peter Hearn Willis Re	2010	550,000	1,787,500	(12)	—	333,000	—	76,903	36,282	(13)	2,706,782
	2009	550,000	1,625,000		1,372,422	572,000	—	66,734	30,408		4,216,564
	2008	550,000	1,172,340		325,620	991,000	—	48,835	54,647		3,142,442
Martin Sullivan(14) Deputy Chmn; Chairman & CEO of Willis Global Solutions	2010	238,636	375,000		2,388,750	—	—	—	—		3,002,386

(1)	Messrs. Millwater, Regan and Wood received their salaries and bonuses in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2010 (£1: $1.5461), 2009 (£1: $1.5651) and 2008 (£1: $1.8521). As a result, the changes in the salary column are primarily a result of the fluctuating global currency conditions.
(2)	The Bonus column reflects only that portion of the annual incentive compensation paid in cash retention awards to the named executive officers for services rendered for the relevant fiscal year. Because any RSUs or option awards granted as part of an annual compensation award are granted in March of the year following the one in which services are rendered, these equity awards are reflected in the Share Awards and Option Awards columns for the next year.

In 2010, all named executive officers other than Mr. Plumeri were paid their annual incentive award 100% in cash retention awards. The cash retention awards paid to the named executive officers, including Mr. Plumeri, will require a proportional reimbursement of the award by the executive officer if he or she voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2013. See footnote (4) regarding Mr. Plumeri’s 2010 annual incentive compensation.

(3)	The Share Awards and Option Awards columns include any RSUs or option awards granted this year as part of an annual incentive compensation award for services rendered in the preceding year as well as any other equity awards made during the course of the relevant fiscal year.

For awards subject to performance conditions, the amount included in the table is the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For more information regarding the equity awards, see the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table.

(4)	In 2010, Mr. Plumeri’s annual incentive compensation was paid 50% in cash retention awards and 50% in RSUs. The Non-Equity Incentive Plan Compensation column reflects only that portion of the annual incentive compensation paid in cash retention awards to Mr. Plumeri for 2010. The cash retention award will require a proportional reimbursement of the award by Mr. Plumeri if he voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2013. Because the RSUs or option awards granted as part of an annual incentive award are granted in March of the year following the one in which services are rendered, these equity awards are reflected in the Share Awards and Option Awards columns for the next year. As a result, he received • RSUs on March 1, 2011 reflected in footnote (1) of the Grant of Plan-Based Awards Table.
(5)	The US Pension Plan was closed to new hires on January 1, 2007 and frozen on May 15, 2009. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings Table column includes the aggregate earnings Mr. Plumeri receives under the non-qualified deferred compensation plan, which for 2010 was ($28,878), reflecting investment earnings of $2,306 offset by Social Security and Medicare taxes totaling $31,184. The Change in Value of Pension of $7,417 reflects changes in valuation assumptions required by applicable accounting rules and a one-year increase in the executive’s age.

(6)	The All Other Compensation column for Mr. Plumeri consists of a deferred compensation credit of $800,000 pursuant to the terms of his previous employment agreement, which he receives for each year he continues to be with the Company and which is paid into a non-qualified deferred compensation plan on his behalf, after the payment of Social Security and Medicare taxes. In 2010, it also includes: $144,269 in dividend equivalents paid on vested RSUs, car charges, and food allowance, and personal use of the Company’s plane.
(7)	The above base salary reflects Mr. Neborak’s base salary of $500,000 per annum prorated from his start date on July 6, 2010.
(8)	Mr. Wood served as the Company’s Interim Group Chief Financial Officer from February 19, 2010 until July 6, 2010.
(9)	For 2010, All Other Compensation for Mr. Wood consists of $19,110 in contributions from the Company to a personal pension arrangement set up by Mr. Wood for his own personal benefit. The Company has no ongoing role in the governance or management of the plan and no residual liabilities in respect of it.
(10)	Mr. Regan served as the Company’s Group Chief Financial Officer until February 19, 2010. In 2010, in light of Mr. Regan’s departure from the Company, he did not receive a 2009 annual incentive compensation award. However, in consideration for his service to the Company, the Compensation Committee agreed to waive forfeiture conditions in his cash Willis Retention Awards for years prior to 2009 in the amount of approximately $443,435, calculated using the 2010 exchange rate in footnote (1).
(11)	For 2010, All Other Compensation for Mr. Millwater consists of $28,785 dividend equivalents paid on vested RSUs and car and food allowances. Mr. Millwater’s wife also accompanied him on the Company’s plane in furtherance of a business trip.
(12)	The amount above reflects the annual incentive award approved by the Compensation Committee. Mr. Hearn has requested to receive a reduction in his approved annual incentive award and further requested that the amount sacrificed be provided for the benefit of his fellow employees.
(13)	For 2010, All Other Compensation for Mr. Hearn consists of $36,282 dividend equivalents paid on vested RSUs.
(14)	The above base salary reflects Mr. Sullivan’s base salary of $750,000 per annum prorated from his start date on September 7, 2010.

Grant of Plan-Based Awards

The following table sets forth the grants of options and RSUs made to the named executive officers during 2010.

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)	All other Share Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Share and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Joseph Plumeri	—		—	1,250,000	1,875,000	2,500,000	—	—	—	—	—
	3/1/2010	(2)	2/2/2010				—	69,812	—	—	2,106,228
	5/3/2010	(3)	4/20/2010				172,166	—	—	—	5,999,985
Michael Neborak	8/2/2010	(4)(5)	7/21/2010				7,995	7,995	—	—	500,007
Stephen Wood	—		—				—	—	—	—	—
Patrick Regan	—		—				—	—	—	—	—
Grahame Millwater	—		—				—	—	—	—	—
Peter Hearn	10/1/2010	(6)	7/21/2010				50,000	—	—	$31.02	333,000
Martin Sullivan	11/1/2010	(7)	10/19/2010				—	75,000	—	—	2,388,750

(1)	Pursuant to Mr. Plumeri's employment agreement, except for his pro-rata award for 2013 or as otherwise determined by the Compensation Committee and the Board of Directors, his annual incentive compensation will continue to be paid 50% in cash and 50% in RSUs. The amounts above represent the target, threshold and maximum cash amounts Mr. Plumeri may receive under his employment agreement. The actual cash amount paid to Mr. Plumeri is included in the Non-Equity Incentive Plan Column of the Summary Compensation Table. In addition, on March 1, 2011, Mr. Plumeri received • RSUs as part of his 2010 annual incentive compensation award which vest on April 28, 2011, the date of the 2011 Annual General Meeting of Shareholders.
(2)	Time-based RSUs were granted on March 1, 2010 as part of Mr. Plumeri’s 2010 annual incentive compensation and vested in full on March 1, 2011.
(3)	Performance-based RSUs were granted on May 3, 2010. The Company met the performance targets for these RSUs. The RSUs will vest 33 1/3% on the first, second and third anniversaries of the grant date.
(4)	Performance-based RSUs were granted on August 2, 2010. The Company met the performance targets for these RSUs. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(5)	Time-based RSUs awards were granted on August 2, 2010. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(6)	Performance-based options were granted on October 1, 2010. The Company met the performance targets for these options. Options will become exercisable in equal tranches on the second to fifth anniversaries of the grant date.
(7)	Time-based RSUs were granted on November 1, 2010. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the options and Share-based awards held by the named executive officers as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Joseph Plumeri	100,000	(2)	—		—		38.06		3/19/2014	—		—	—		—
	375,000		125,000	(3)	—		32.78		6/20/2014	—		—	—		—
	—		400,000		1,300,000	(4)	37.06		5/6/2015	—		—	—		—
	—		—		—		—		—	10,932	(5)	378,575	—		—
	—		—		—		—		—	50,220	(6)	1,739,119	—		—
	—		—		—		—		—	134,000	(7)	4,640,420	—		—
	—		—		—		—		—	69,812	(8)	2,417,590	—		—
	—		—		—		—		—	—		—	172,166	(9)	5,962,109
Michael Neborak	—		—		—		—		—	7,995	(10)	276,867	—		—
	—		—		—		—		—	—		—	7,995	(11)	276,867
Stephen Wood	—		8,333		16,667	(12)	37.06		5/6/2015	—		—	—		—
	—		10,000	(13)	—		26.17		5/5/2017	—		—	—		—
	—		—		—		—		—	3,350	(7)	116,011	—		—
Patrick Regan	—		—		—		—		—	—		—	—		—
Grahame Millwater	75,000	(2)	—		—		38.06		3/19/2014	—		—	—		—
	187,500		62,500	(14)	—		32.78		6/20/2014	—		—	—		—
	—		46,667		93,333	(12)	37.06		5/6/2015	—		—	—		—
	—		150,000	(13)	—		26.17		5/5/2017	—		—	—		—
	1,069		—		—		22.91	(15)	1/31/2015	—		—	—		—
	—		—		—		—		—	2,830	(5)	98,003	—		—
	—		—		—		—		—	4,591	(6)	158,986	—		—
	—		—		—		—		—	53,600	(7)	1,856,168	—		—
Peter Hearn	50,000	(2)	—		—		38.06		3/19/2014	—		—	—		—
	75,000		25,000	(14)	—		32.78		6/20/2014	—		—	—		—
	35	(16)	—		—		36.60		9/22/2014	—		—	—		—
	—		33,333		66,667	(12)	37.06		5/6/2015	—		—	—		—
	—		100,000	(13)	—		26.17		5/5/2017	—		—	—		—
	—		—		50,000	(17)	31.02		10/1/2018	—		—	—		—
	—		—		—		—		—	3,572	(18)	123,698	—		—
	—		—		—		—		—	3,350	(5)	116,011	—		—
	—		—		—		—		—	7,764	(6)	268,867	—		—
	—		—		—		—		—	26,800	(7)	928,084	—		—
Martin Sullivan	—		—		—		—		—	75,000	(19)	2,597,250	—		—

(1)	The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 31, 2010, as quoted on the NYSE ($34.63).
(2)	Time-based options were granted on March 19, 2004 and are fully exercisable.
(3)	Time-based options were granted on June 20, 2006 and are fully exercisable.

(4)	Performance-based options were granted on May 6, 2008. The terms of these grants provide that the shares subject to the options will become earned performance shares in equal tranches upon attaining performance targets for 2008, 2009 and 2010, and such earned performance shares will become exercisable on April 28, 2011. The 2008 and on February 9, 2011 certain 2010 performance targets were met for 650,000 options after certain adjustments had been made. However, the previously established 2009 and 2010 performance targets set for 1,050,000 of these specific options grants were not met and, effective February 9, 2011, these options were forfeited.
(5)	Time-based RSUs were granted on March 17, 2008 and vest in three equal tranches on the first to third anniversaries of the grant date.
(6)	Time-based RSUs were granted on March 2, 2009 and vest in equal tranches on the first and second anniversaries of the grant date.
(7)	Performance-based RSUs were granted on May 5, 2009. The Company met the performance targets for these RSUs. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(8)	Time-based RSUs were granted March 1, 2010 and vest in full on the first anniversary of the grant date.
(9)	Performance-based RSUs were granted on May 3, 2010. On February 9, 2011, the Company met the performance targets for these RSUs. RSUs will vest 33 1/3% on the first, second and third anniversaries of the grant date.
(10)	Time-based RSUs were granted on August 2, 2010. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(11)	Performance-based RSUs were granted on August 2, 2010. On February 9, 2011, the Company met the performance targets for these RSUs. The RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.
(12)	Performance-based options were granted on May 6, 2008. Shares subject to the options will become earned performance shares in equal tranches upon attaining performance targets for 2008, 2009 and 2010, and such earned performance shares will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of the grant date, respectively. These targets were met in 2008 after certain adjustments were made. The previously established 2009 and 2010 performance targets set for these specific grants were not met and, effective February 9, 2011, these options were forfeited.
(13)	Performance-based options were granted on May 5, 2009. The Company met the performance targets for this option grant. The options will become exercisable 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
(14)	Time-based options were granted June 20, 2006 and will become exercisable 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
(15)	Time-based options were granted on June 25, 2009 under the Company’s UK Sharesave Plan. Mr. Millwater’s option becomes exercisable on the fifth anniversary of the commencement of the associated savings contract. The option exercise price is set in pounds sterling. The dollar price shown has been calculated using the exchange rate as at December 31, 2010 (£1: $1.5659).
(16)	Time-based options were granted on September 22, 2004 and vested on the fifth anniversary of the grant date.
(17)	Performance-based options were granted on October 1, 2010. The Company met the performance targets for this option. The options become exercisable 25% on each of the second, third, fourth and fifth anniversaries.
(18)	Time-based RSUs were granted on June 20, 2006 and vest in four equal tranches on the second to fifth anniversaries of the grant date.
(19)	Time-based RSUs were granted on November 1, 2010. RSUs will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date.

Option Exercises and Shares Vested

The following table sets forth the share options exercised and the RSU vestings during 2010 by the named executive officers.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)(1)
Joseph Plumeri	—	—	149,652	(2)	4,763,839
Michael Neborak	—	—	—		—
Stephen Wood	—	—	1,650		54,648
Patrick Regan	—	—	—		—
Grahame Millwater	—	—	39,452		1,280,657
Peter Hearn	—	—	34,781		1,110,909
Martin Sullivan	—	—	—		—

(1)	The value realized in respect of vested RSUs is calculated using the closing price, as quoted on the NYSE, on the date of such RSUs vesting.
(2)	Pursuant to the terms of an existing agreement, the settlement of the 50,220 RSUs that vested on March 2, 2010 and 66,000 that vested on May 5, 2010 has been deferred until the earlier of the 2011 Annual General Meeting of Shareholders and when Mr. Plumeri incurs a separation from service from the Company.

Pension Benefits

Willis North America Inc. Pension Plan — The Group maintains a US retirement program, the Willis North America Inc. Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on length of service, pensionable remuneration and when they first joined the plan. The compensation limit for the plan was $210,000 for 2009. Participants are 100% vested in the plan after completing five years of service. Employees also become 100% vested if they are participants in the plan and are employed by Company after reaching age 60. The plan was closed to new hires on January 1, 2007 and frozen on May 15, 2009.

If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

As of December 31, 2010, Mr. Plumeri had approximately 10 years of vesting service. The accrued annual benefit for Mr. Plumeri, payable as a normal-form annuity beginning on January 1, 2011, is $56,184 (Mr. Plumeri is over 65). At this retirement age, the years of vesting service and annual Maximum Average Salary for Mr. Plumeri are approximately 10 years and $202,000, respectively.

As of December 31, 2010, Mr. Hearn had approximately 17 years of vesting service. The accrued annual benefit for Mr. Hearn, payable as a normal-form annuity beginning at age 65 is $79,255. At retirement age of 65, the years of vesting service and annual Maximum Average Salary for Mr. Hearn are approximately 28 years and $200,897, respectively.

Also, WNA has a 401(k) Plan covering its eligible employees and those of its subsidiaries. Shares are available as an investment option to participants in the Willis 401(k) Retirement Savings Plan. In order to provide the opportunity to accumulate retirement income and improve retention, the Company has reinstated a matching contribution (which was suspended in recent years) to the 401(k) Plan for all employees effective as of January 1, 2011. The matching contribution will be made on December 31, 2011 for employees who are still employed by the Company on that date.

Willis Pension Scheme — The Group also maintains a U.K. retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan. The Willis Pension Scheme (UK) was closed to new members beginning on January 1, 2006. In 2006, it was replaced by a defined contribution plan for new employees. The Willis Pension Scheme provides members with a pension of up to two thirds of pensionable remuneration on normal retirement age of either 60 or 65. Members accrue pension at a rate of  1/30th,  1/50th or  1/60th of pensionable remuneration, depending on grade and when they first joined the Willis Pension Scheme, in each case subject to a maximum of two-thirds of pensionable remuneration on retirement. Other members may have different accrual rates due to individual circumstances, such as continuation of existing benefits on joining. Members contribute 8% of their pensionable remuneration.

Pensionable remuneration is based on full basic salary less an offset in respect of the U.K. State Pension, currently £5,077, in the case of most members including Messrs. Millwater and Regan. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, including Mr. Regan, is subject to a cap, currently £123,600.

Mr. Millwater accrues pension remuneration at a rate of approximately  1/53rd per annum, and Mr. Regan accrued remuneration pension at a rate of approximately  1/60th.

On death, pensions based on one half of the members’ pensions are payable to a surviving spouse.

The UK defined contribution plan is a series of individual investment policies established in the names of members and administered by a third party to which the Group contributes. Mr. Wood is a member of this arrangement and in 2010 the Group contributed £12,360 for his benefit.

Rest of World — Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

The following table sets forth the retirement benefits that may be received by the named executive officers that participate in a defined benefit pension scheme:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($’000)		Payments During Last Fiscal Year ($)
J. Plumeri	Willis North America Inc. Pension Plan	10	587		—
G. Millwater	Willis Pension Scheme (UK)	22	4,861	(1)	—
P. Regan	Willis Pension Scheme (UK)	4	179		—
P. Hearn	Willis North America Inc. Pension Plan	16	590		—

(1)	The accumulated benefit is calculated in pounds sterling. The dollar figure shown has been calculated at the exchange rate as at December 31, 2010 (£1: $1.56590).

Non-Qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation to be received by the Chairman and CEO. None of the other named executive officers receives deferred compensation.

Name	Executive Contributions in Last Financial Year ($)		Registrant Contributions in Last Financial Year ($)	Aggregate Earnings in Last Financial Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Financial Year End ($)
J. Plumeri	800,000	(1)	—	(28,878	)(2)	—	6,744,656

(1)	Effective from October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. Actual payments into the plan are made after deducting Social Security and Medicare Taxes from the $800,000 annual credit.
(2)	Aggregate earnings are included in Mr. Plumeri’s Change in Pension Value in the Summary Compensation Table. For 2010, investment earnings of $2,306 were offset by Social Security and Medicare taxes totaling $31,184.

Chairman and Chief Executive Officer’s Employment Agreement

In 2009, the Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Joseph J. Plumeri’s continued services as the Company’s Chairman and Chief Executive Officer until at least July of 2013. In addition, Mr. Plumeri and the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. At the time, two members of the Compensation Committee, Sir Roy Gardner and James McCann, participated in all discussions with Mr. Plumeri regarding his employment agreement and were advised by the Compensation Committee consultant, F.W. Cook, during the negotiations. As a consequence, after receiving unanimous Board approval, on January 15, 2010, WNA, a subsidiary of the Company, entered into an amended and restated employment agreement with Mr. Plumeri.

Mr. Plumeri agreed to extend the term of his employment for approximately 27 additional months until July 7, 2013. Either party may terminate Mr. Plumeri’s employment at an earlier time by giving 90 days prior written notice. Pursuant to the amended employment agreement, Mr. Plumeri’s base salary of $1,000,000, which has not increased since he joined Willis in October 2000, will be maintained. Similarly, Mr. Plumeri will continue to be eligible to receive an annual incentive compensation, subject to the achievement of performance targets to be determined by the Compensation Committee. This is consistent with Mr. Plumeri’s and the Company’s shared view that his incentives will be best aligned with the interest of the shareholders if a majority of his annual compensation is tied to the Company’s performance. Except for the pro-rata award for 2013 or as otherwise determined by the Compensation Committee and the Board of Directors, the annual incentive compensation will continue to be paid 50% in cash and 50% in RSUs. Mr. Plumeri will also continue to receive the same annual deferred compensation credit of $800,000 for each year he continues to be employed by WNA, which is made to a non-qualified deferred compensation plan on his behalf.

In the interest of complying with best pay practices, Mr. Plumeri has agreed to a number of significant changes to his prior employment agreement. In the event of a Change of Control (as defined in the amended employment agreement), Mr. Plumeri’s prior agreement permitted him to voluntarily terminate his employment and receive severance. Effective January 1, 2010, in the event of a Change of Control, Mr. Plumeri can no longer voluntarily terminate and receive severance and instead will only be eligible for severance if he is involuntarily terminated (without Cause) or terminates employment for Good Reason (each as defined in the amended employment agreement). Effective upon the expiration of the term of his prior employment agreement, which will occur on the Annual General Meeting of Shareholders of the Company in 2011, the Company will no longer be required to reimburse Mr. Plumeri for any by excise taxes imposed upon him under Section 4999 of the Internal Revenue Code (“golden parachute” excise taxes) or penalty taxes imposed upon him under Section 409A of the Internal Revenue Code relating to the deferral of compensation. Mr. Plumeri also agreed, effective January 1, 2010, to remove provisions requiring the Company to provide similar tax reimbursement (gross up) payments in respect of income taxes imposed on him relating to reimbursements for expenses and legal fees.

In consideration for the changes noted above, the Compensation Committee and the Board of Directors amended Mr. Plumeri’s employment agreement to provide that Mr. Plumeri would receive a grant of RSUs in 2010 that would vest only upon the achievement of performance and time-based vesting criteria to be determined by the Compensation Committee (but that are consistent with the performance criteria and time vesting schedule granted for other senior executives). They have a grant date value of $6,000,000, and will vest no later than July 7, 2013. It is the expectation and intent of the Compensation Committee to award Mr. Plumeri grants of comparable value and containing comparable terms in 2011 and 2012, subject to the Compensation Committee’s good faith evaluation of changes in circumstances of the Company, the performance of the Company and the performance of Mr. Plumeri that justifies an alternative vehicle or amount of grant.

As stated above, Mr. Plumeri will continue to be eligible to receive an annual bonus tied to performance goals established in good faith by the Compensation Committee. As an added incentive, the threshold, target and maximum bonus payout percentages are 250%, 375%, and 500% of base salary (increased from 225%, 337% and 450%, respectively). If WNA terminates Mr. Plumeri’s employment without Cause or Mr. Plumeri terminates his employment for Good Reason, he is entitled to a lump sum payment equal to $4,000,000 in lieu of the prior provision which provided for a payment equal to the lesser of $4,000,000 and $2,000,000 multiplied by a fraction, the numerator of which was the number of months of employment remaining until April 2011 and the denominator of which was 12. If WNA terminates Mr. Plumeri’s employment without Cause or if Mr. Plumeri terminates his employment for Good Reason within 6 months prior to or within 24 months following a Change of Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs in lieu of the prior provision which provided for a payment equal to $6,000,000.

In addition, in the event of any termination of employment without Cause or for Good Reason, Mr. Plumeri will continue to be entitled to accrued benefits earned prior to termination but not yet paid. The accrued benefits include unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a prorated bonus for the year in which the termination occurs based upon actual performance achieved for that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses. Mr. Plumeri will also continue to be entitled to have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

If Mr. Plumeri’s employment is terminated for any other reason, he remains only entitled to his accrued benefits, provided that if Mr. Plumeri terminates his employment without Good Reason following a Change of Control, he is entitled to be credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

The amended employment agreement also contains certain confidentiality, non-compete and non-solicitation covenants and provisions relating to Mr. Plumeri’s termination of employment.

Other Named Executive Officers’ Employment Agreements

Each of the other named executive officers’ have an employment agreement with a subsidiary of the Company. The employment agreement for Mr. Regan was terminated in connection with his resignation from the Company on October 22, 2009. Mr. Wood is included as a named executive officer due to his appointment as Interim Chief Financial Officer from Mr. Regan’s departure on February 19, 2010 until Mr. Neborak’s appointment on July 6, 2010.

Each agreement provides for an annual salary which is subject to review and which in 2010 is set forth in the “Compensation Tables — Summary Compensation Table”. The officers also participate in the AIP which provides for an annual incentive award which depends on both Company and personal performance. Pursuant to their employment agreements and subject to their continued employment through the payment date, the 2010 AIP bonuses for Mr. Neborak and Mr. Sullivan may not be less than $500,000 and $250,000, respectively. Mr. Sullivan’s employment agreement also provides that subject to his continued employment through the payment date, his 2011 AIP bonus may not be less than $750,000 and that in 2011 he will be entitled to receive, subject to the approval of the Compensation Committee, 50,000 RSUs subject to the achievement of 2011 performance targets. Due to his resignation, Mr. Regan did not participate in the AIP in 2010 but, as discussed above, the forfeiture provisions in prior AIP awards were waived.

The employment agreements for Messrs. Millwater and Wood each provide that either the executive or the Company may terminate the executive’s employment at any time by giving 12 months prior written notice (6 months prior written notice in the case of Mr. Wood). The employment agreements for Messrs. Neborak and Sullivan provide that in the event either executive is terminated without cause, the executive will receive severance pay equal to 12 months of base salary. In addition, Mr. Sullivan will receive and an amount equal to 12 months of COBRA medical coverage premiums. Each of the employment agreements also contain certain confidentiality, non-compete and non-solicitation covenants.

The Company has entered into separate restrictive covenant agreements with Mr. Hearn and Neborak which prevent them from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of employment, during which the Company will make monthly payments equivalent to their respective base salary and provide for continued medical coverage.

Potential Payments to the Chairman and Chief Executive Officer Upon Termination or Change of Control

The following table shows the estimated payments and benefits that our Chairman and CEO would have received if his employment had terminated or a Change of Control (defined below) occurred on December 31, 2010.

Joseph J. Plumeri	Severance ($)	Deferred Compensation ($)	Accrued Amounts ($)(4)	Total Payments on Termination ($)	Intrinsic Value of Unvested Share-Based Awards ($)(5)
Termination by the Company without Cause, by the officer with Good Reason(1)	4,000,000	8,759,998	4,188,331	16,948,330	15,369,062
Termination on Change of Control(2)(7)	9,500,000	8,759,998	4,188,331	22,448,330	15,369,062
Termination for Other Reasons(3)(7)	—	6,744,656	4,188,331	10,932,987	15,369,062
Change of Control(6)(7)	—	—	—	—	15,369,062

(1)	Mr. Plumeri’s amended employment agreement provides that if he is terminated by the Company without Cause or by himself for Good Reason he will be entitled to a lump sum payment equal to $4,000,000 in addition to any accrued benefits. The accrued benefits include unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a pro rata bonus for the year in which the termination occurs based on the performance achieved in that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses.

He will also have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure the full amount accrued under the deferred compensation plan will become payable.

Further, Mr. Plumeri would have the right to exercise his vested and not yet exercised option awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination.

Mr. Plumeri would have the right to exercise his 2008 option to the extent that applicable performance conditions have been met and shares become Earned Performance Shares, for a period of two years following the later of the date of termination or the end of the applicable performance period. In addition, all unvested RSUs granted on March 17, 2008, March 2, 2009 and March 1, 2010 would immediately vest upon termination.

Further, the service requirements for the RSUs granted to Mr. Plumeri on May 5, 2009 and March 3, 2010 would be waived.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2010, and assuming the Board has exercised its discretion to determine his unvested equity grants should become exercisable to the maximum extent.

(2)	Mr. Plumeri’s amended employment agreement provides that in the event the Company is subject to a Change of Control and Mr. Plumeri’s employment is terminated by the Company (or a successor company) without Cause or by himself for Good Reason within 6 months prior to or within 24 months following such Change of Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs. Mr. Plumeri will also continue to be entitled to receive the accrued benefits described in (1) above and he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure the full amount accrued under the deferred compensation plan will become payable.

Also, Mr. Plumeri would have the right to exercise his 2006 options to the extent they had vested within two years of termination. The Board has the discretion to accelerate Mr. Plumeri’s awards so that they can be exercised. For the purpose of this section, it has been assumed that discretion to the maximum extent has been exercised. Mr. Plumeri would also have the right, in the event of a Change of Control before the end of 2010, to exercise the options granted to him in 2008 within two years of the 2011 Annual General Meeting, provided that either (i) he remains an employee until that meeting, or (ii) his employment is terminated by the Company without Cause, by the employee with Good Reason, death, disability or mutual retirement. In addition, all unvested RSUs granted in 2008, 2009 and 2010 would immediately vest upon termination.

Further, the Company (or our successor) would be required to pay Mr. Plumeri an amount (a “gross-up” payment) in respect of excise taxes that may be imposed under U.S. tax laws on payments and benefits received in connection with a Change of Control. The gross-up payment would make Mr. Plumeri whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to the Company’s compensation, equity and benefit plans. Mr. Plumeri’s amended agreement provides that he will not be entitled to a gross up payment following the 2011 Annual General Meeting. For the purpose of this section, it is assumed that no such payments will be necessary.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2010 by reason of Change of Control, and assuming the Board has exercised its discretion to determine his unvested equity grants should become exercisable to the maximum extent.

(3)	Where the employment is terminated by the Company for any reason other than as described in (1) and (2) above, including disability, mutual retirement and retirement, Mr. Plumeri will be entitled to receive the accrued benefits, as described in (1) above including the right to receive the full amount accrued under the deferred compensation plan. Pursuant to Mr. Plumeri’s amended employment agreement, if he terminates his employment without Good Reason following a Change of Control, he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment (July 7, 2013). On departure the full amount accrued under the deferred compensation plan will become payable.

Also, Mr. Plumeri would have the right, except where termination is for Cause or without Good Reason by him in relation to his 2006 award, to exercise his vested and unexercised option awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination. In addition, if Mr. Plumeri were terminated due to death, disability or retirement, all unvested RSUs granted on March 17, 2007, March 2, 2009 and March 1, 2010 would immediately vest upon termination.

In the event Mr. Plumeri’s termination was due to death, disability or mutual retirement, the service requirements for the RSUs granted on May 5, 2009 and May 3, 2010 would be waived.

In March 2007, Mr. Plumeri’s 2006 option agreement in respect of his option grant of 500,000 shares was amended to the effect that, on termination of Mr. Plumeri’s employment as a result of retirement, if at that time a successor CEO has been appointed by the Board, Mr. Plumeri’s options shall become fully vested and exercisable for a period of two years following such termination. In the event Mr. Plumeri continues his employment with the Company as Executive Chairman after a CEO has been appointed, and afterwards ends his employment as a result of retirement, the same option schedule would apply.

Mr. Plumeri would have the right to exercise the options granted to him in 2008 to the extent that applicable performance conditions have been met and Shares become earned performance shares, for a period of two years following the later of the date of termination or the end of the applicable performance period, except where termination is for Cause or without Good Reason, in which case such options shall lapse immediately upon termination.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2010 for any reason other than described in (1) and (2) above, except for Cause, and assuming the Board exercised its discretion to determine unvested equity grants should become exercisable to the maximum extent.

(4)	It has been assumed for this calculation that the Board, through the Compensation Committee, would have determined that Mr. Plumeri be paid a cash award in an amount equal to his 2010 annual incentive award.
(5)	In addition to the above, it has been agreed that Mr. Plumeri will still retain the benefit of the Company’s Directors and Officers insurance relating to his services for the period up to and including his date of departure where termination of employment is without Cause or for Good Reason or Change of Control. Also, under the U.S. Pension Plan, in the event of termination of employment for any of the above reasons, Mr. Plumeri will receive the same benefit as other plan participants terminated for similar reasons. For more information please see Executive Compensation — Pension Benefits.
(6)	The occurrence of a Change of Control will not trigger any cash payments to Mr. Plumeri. However, as described in Termination on Change of Control above, certain RSU and option awards held by Mr. Plumeri automatically vest in full upon the occurrence of a Change of Control and all other RSU and option awards held by Mr. Plumeri may vest upon the occurrence of a Change of Control, in the sole discretion of the Board. For the purpose of this section, it has been assumed that discretion to the maximum extent has been exercised.
(7)	The terms “Cause”, “Good Reason”, “Disability”, “mutual retirement” and “retirement” are used as defined in Mr. Plumeri’s employment agreement. The term “Cause” includes, among other things, conviction of a felony, willful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct. The term “Good Reason” includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to Mr. Plumeri of any duties materially inconsistent with his position or any material breach of his contract of employment by the Company.

“Change of Control” is defined in Mr. Plumeri’s agreement as:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company;
(b)	occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;
(c)	the failure of the Company to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of WNA (or the successor entity owning all or substantially all of the assets previously owned by WNA if such assets are transferred);
(d)	a merger, consolidation or other corporate transaction of the Company (a “Transaction”) such that the shareholders of the Company immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction;
(e)	the sale of all or substantially all of the assets of the Company; or
(f)	approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company.

Mr. Plumeri’s amended employment agreement further provides that the definition of “Change of Control” may be narrowed in some circumstances, to the extent necessary to comply with Section 409A of the federal tax code.

Potential Payments to Named Executive Officers other than the Chairman and CEO Upon Termination or Change of Control

Mr. Regan resigned from the Company effective February 19, 2010. In light of Mr. Regan’s departure from the Company, he did not receive a 2009 annual incentive compensation award. However, in consideration for his service to the Company, the Compensation Committee agreed to waive forfeiture conditions in his cash Willis Retention Awards for years prior to 2009 as discussed in the “Summary Compensation Table” above. His equity awards lapsed and he received no other compensation or benefits.

The following table sets forth the estimated payments and benefits our named executive officers other than the Chairman and CEO and Mr. Regan would have received assuming the named executive officer was terminated or a change of control occurred on December 31, 2010.

Name	Total Payments on Termination ($)(1)	Welfare/ Other ($)	Intrinsic Value of Unvested Share-Based Awards ($)(2)
Grahame Millwater
Termination by the Company without Cause(3)	704,655	—	3,501,187
Termination by the Company without Cause on a Change of Control(4)	704,655	—	3,501,187
Termination for Other Reasons(5)	704,655	—	3,501,187
Change of Control(7)	—	—	3,501,187
Michael Neborak
Termination by the Company without Cause(3)(6)	500,000	13,212	553,734
Termination by the Company without Cause on a Change of Control(4)	500,000	13,212	553,734
Termination for Other Reasons(5)(6)	500,000	13,212	553,734
Change of Control(7)	—	—	553,734
Peter Hearn
Termination by the Company without Cause(6)	550,000	8,124	2,509,410
Termination by the Company without Cause on a Change of Control(4)	550,000	8,124	2,509,410
Termination for Other Reasons(5)	550,000	8,124	2,509,410
Change of Control(7)	—	—	2,509,410
Stephen Wood
Termination by the Company without Cause(3)	313,180	—	200,611
Termination by the Company without Cause on a Change of Control	313,180	—	200,611
Termination for Other Reasons	313,180	—	200,611
Change of Control(7)	—	—	200,611
Martin Sullivan
Termination by the Company without Cause(3)	750,000	13,212	2,597,250
Termination by the Company without Cause on a Change of Control(4)	750,000	13,212	2,597,250
Termination for Other Reasons(5)	750,000	13,212	2,597,250
Change of Control(7)	—	—	2,597,250

(1)	Messrs. Millwater and Wood receive their salaries in pounds sterling. The dollar figures shown have been calculated at the exchange rate on December 31, 2010 (£1: $1.5659).
(2)	The RSUs granted to Messrs. Hearn and Millwater on March 17, 2008 vest in full upon a termination of employment due to Redundancy. “Redundancy” is defined as a termination of employment where (i) the business for the purposes of which the participant was employed ceases or is to cease to be carried on in the place where the participant was so employed; or (ii) the requirements of the Company for the participant to carry out work of a particular kind, or for participants to carry out work of a particular kind in the place they were so employed have ceased or diminished or are expected to cease or diminish; or (iii) as otherwise agreed by the Board in its absolute discretion. For purposes of the table above, a termination of employment due to Redundancy is deemed to be a termination of employment without Cause.

Mr. Sullivan’s November 1, 2010 RSU award vests in full upon a termination of employment by the Company without Cause. “Cause” is defined as (i) gross and or chronic neglect of duties, (ii) conviction of a felony or misdemeanor involving moral turpitude, (iii) material willful dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency, (v) violation of the restrictive covenant provisions in an employment agreement or other agreement with the Company, (vi) material breach of any material duty owed to the Company, including, without limitation the duty of loyalty, (vii) material breach of any other material obligations under an employment or other agreement with the Company, (viii) material breach of the Company’s code of ethics, (ix) failure to achieve reasonable performance goals as specified by the Company or (x) failure to maintain any insurance or license necessary for the performance of duties to the Company.

The RSU awards granted to Messrs. Hearn and Millwater on March 2, 2009 each vest in full upon a termination of employment by the Company without Cause. The Board, in its sole discretion, may accelerate the vesting of all other RSUs and options upon a termination of employment for any reason other than Cause. For purposes of those option and RSU awards, “Cause” is defined as: (i) the participant’s continued and/or chronic failure to adequately and/or competently perform his or her material duties with respect to the Company or its subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the participant’s receipt of such notice to cure and/or correct such performance failure; (ii) willful misconduct by the participant in connection with the participant’s employment which is injurious to the Company or its subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the participant to the Company or its subsidiaries); (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment); (iv) any breach of the participant’s restrictive covenants as provided in the award agreement (if applicable), in the participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the participant and the Company or any of its subsidiaries (other than an insubstantial, inadvertent and non-recurring breach); or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the participant’s receipt of such notice.

For purposes of this section, it has been assumed that the Company has exercised its discretion to fully vest the option and RSU awards held by Messrs. Hearn, Millwater, Neborak, Sullivan and Wood to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option and RSU awards held by the executives as of December 31, 2010.

(3)	Messrs. Neborak and Sullivan have entered into employment agreements with the Company. In the event either executive is terminated without Cause (as defined in footnote 2 above), the executive will receive severance pay equal to 12 months of base salary. In addition, Mr. Sullivan will receive and an amount equal to 12 months of COBRA medical coverage premiums. Messrs. Millwater and Wood entered into employment agreements with Willis Limited, a subsidiary of the Company. Each of the employment agreements provides that either party may terminate the executive’s employment at any time by giving 12 months prior written notice (6 months in the case of Mr. Wood). Due to their roles, the Company may require that the executives vacate their offices without serving the full notice period. In certain circumstances the Company may be required pay the executive an amount equal to his base salary for the remaining portion of the notice period. Further, payments in respect of Messrs. Millwater and Wood may be made to address any statutory redundancy payments required to be made, at rates set from time to time by the Department of Trade and Industry of the U.K. Government.

The table above shows the payments Messrs. Millwater and Wood would have received had a termination of employment taken place on December 31, 2010, assuming that payments were made for the full 12 month notice period.

(4)	The occurrence of a Change of Control will not trigger any cash payments to Messrs. Hearn, Millwater, Neborak, Sullivan or Wood. However, as described below, certain RSU and option awards held by the executives will vest. The amounts payable to Messrs. Hearn, Millwater, Neborak, Sullivan and Wood in respect of termination of employment following a Change of Control would be calculated on the same basis described in Termination by the Company without Cause above.

Mr. Neborak’s employment agreement provides that in the event of Change of Control all of his RSUs and options will immediately vest in full.

The RSU awards granted on March 2, 2009 and May 5, 2009 to Messrs. Millwater, Hearn and Wood automatically vest in full upon the occurrence of a Change of Control in accordance with the terms of the RSU award agreements. The option awards granted to Messrs. Millwater, Hearn and Wood on May 6,

2008 automatically vest in full upon the occurrence of a change of control pursuant to the Company’s 2008 Share Purchase and Option Plan, to the extent such awards are not assumed or substituted. In the event those option awards are not assumed or substituted, such options generally vest in full upon a participant’s termination of employment occurring within 24 months following the Change of Control. The RSU awards granted to Mr. Neborak on August 2, 2010 vest upon a change of control, to the extent the performance targets have been achieved.

All other RSU and option awards may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For purposes of the option and RSU awards, “Change of Control” is defined as (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC there under as in effect on the date hereof) of the common shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding common shares of the Company; and (b) occupation of a majority of the seats (other than vacant seats) on the Board of the Company by persons who were neither (i) nominated by the Company’s Board nor (ii) appointed by directors so nominated.

Upon termination on a Change of Control, options granted under the UK Sharesave Plan may be exercised to the extent that fixed monthly savings have been made into the associated savings account.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option and RSU awards held by Messrs. Hearn, Millwater, Neborak, Sullivan and Wood to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option and RSU awards held by the executives as of December 31, 2010.

(5)	The unvested option and RSU awards held by Messrs. Hearn, Millwater, Neborak and Wood each vest in full upon a termination of employment due to death or permanent disability; provided, that, performance-based option awards only vest to the extent that performance targets have been achieved on the date of termination of employment.

The RSUs granted to Messrs. Hearn and Millwater on March 17, 2008 each vest in full upon a termination of employment due to retirement. The Board, in its sole discretion, may accelerate the vesting of all other option and RSU awards upon a termination of employment due to retirement.

For purposes of this section it has been assumed that the Company has exercised its discretion to fully vest the option and RSU awards held by Messrs. Hearn, Millwater, Neborak, Sullivan and Wood to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option and RSU awards held by the executives as of December 31, 2010.

(6)	Messrs. Neborak and Hearn entered into restrictive covenant agreements with the Company, effective on August 2, 2010 and May 6, 2008, respectively. The agreements provide, in part, that for a period of 12 months directly following the officers termination of employment for any reason the executive must refrain from working for, engaging or generally having a financial interest in certain of the Company’s competitors. During the non-compete period the Company is obligated to make payments to the officer equal to the base salary payments the executive would have received if he had remained in the Company’s employ during such period. In addition the Company is required to pay for the cost of the officer’s medical coverage during the non-compete period. The Company may elect to shorten the non-competition period, in which case the Company would only be obligated to provide the officer with the base salary payments and medical benefits described above during the shortened non-compete period.

The table above shows the payments the officer would have received had a termination of employment taken place on December 31, 2010, assuming that payments and benefits were provided for the full 12 month non-compete period.

(7)	The occurrence of a Change of Control will not trigger any cash payments to Messrs. Hearn, Millwater, Neborak, Sullivan or Wood. However, as described in Termination by the Company on Change of Control above, certain RSU and option awards held by the executives automatically vest in full upon the occurrence of a Change of Control and all other RSU and option awards held by the executives may vest upon the occurrence of a Change of Control, in the sole discretion of the Board.

For the purpose of this section, it has been assumed that the Company has exercised its discretion to fully vest the option and RSU awards held by Messrs. Hearn, Millwater, Neborak, Sullivan and Wood to the extent that such awards do not automatically vest in full. The table above shows the intrinsic value of all unvested option and RSU awards held by the executives as of December 31, 2010.

Director Compensation

In 2010, all directors, other than Mr. Plumeri, received a director’s cash fee of $100,000 per annum. In addition, the Chairman of the Compensation Committee, the Chairman of the Governance Committee and the Chairman of the Risk Committee each receive a further cash fee of $20,000 per annum; the Chairman of the Audit Committee receives a further cash fee of $30,000 per annum; and other members of the Audit Committee receive a further cash fee of $10,000 per annum. In February 2011, the Board also approved a further cash fee per annum of $35,000 for the Presiding Independent Director.

Sir Jeremy Hanley receives an additional director’s fee of £20,000 (pounds sterling) per annum in connection with his appointment as a director of Willis Limited, the Willis Group’s principal insurance broking subsidiary outside of the USA, which he has held since March 12, 2008.

In addition, on May 3, 2010, each non-employee director who is elected at the Company’s Annual General Meeting received 2,869 RSUs which is equivalent in value to $100,000 based on the closing price of Shares as quoted on the NYSE on the date of grant. The RSUs will vest on the first anniversary of grant.

The directors are subject to share ownership guidelines which previously required each director to hold Shares, including vested share grant awards, equal to $225,000 within five years of the date of appointment. Because the previous guidelines were subject to fluctuations based on the Company’s share price, in 2010, the Board revised the guidelines to provide greater certainty to its members. Based on the revised guidelines, within five years of the date of appointment, each member of the Board is required to acquire 7,087 Shares of the Company (which include deferred but unsettled RSUs). Each director is prohibited from transferring these 7,087 Shares until six months after his or her resignation as director, but shall be permitted to transfer any shares in excess of this amount. This threshold reflects the previous value threshold of $225,000 divided by the Company’s share price of $31.75 on July 21, 2010 (which is the date of the Compensation Committee meeting that contemplated the change). The Compensation Committee will continue to periodically assess the appropriateness of this threshold in light of fluctuations of the Company’s Share price.

In the event a director (i) has not served on the Board for at least five years from his or her date of appointment and (ii) has not acquired 7,087 Shares, he or she shall be prohibited from transferring any Company Shares (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). Where a director has more than five years of service but does not satisfy the ownership guidelines, he or she will be expected to refrain from transferring any Shares during the following 12 months (other than to satisfy tax obligations on the vesting or distribution of existing equity awards) and it is recommended that the director use his or her after-tax cash Board fees to acquire Shares to accelerate satisfying the guidelines. In the case of financial hardship, the ownership guidelines would be waived until the hardship no longer applies or such appropriate time as the Compensation Committee shall determine.

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of the Company during 2010.

Name of Non-Employee Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	Share Awards ($)(1)	All Other Compensation ($)	Total ($)
William Bradley	120,000	—	99,985	—	219,985
Joseph Califano, Jr.	100,000	—	99,985	—	199,985
Anna Catalano	100,000	—	99,985	—	199,985
Sir Roy Gardner(2)	120,000	—	99,985	—	219,985
Sir Jeremy Hanley(3)	110,000	—	99,985	—	209,985
Robyn Kravit	110,000	—	99,985	—	209,985
Jeffrey Lane	100,000	—	99,985	—	199,985
Wendy Lane(4)	124,026	—	99,985	—	224,011
James McCann	100,000	—	99,985	—	199,985
Douglas Roberts	130,000	—	99,985	—	229,985
Michael Somers(5)	69,862	—	99,985	—	169,847

(1)	Each of the directors received 2,869 RSUs on May 3, 2010 which will vest in full on May 3, 2011. The value shown is the full fair value as at the date of grant.
(2)	Reflects prorated fees for serving as Chairman of the Compensation Committee until April 20, 2010 and then as Chairman of the Risk Committee from April 20, 2010.
(3)	As noted above, Sir Jeremy Hanley receives an additional director’s fee of £20,000 (pounds sterling) per annum in connection with his appointment as a director of a subsidiary of the Company.
(4)	Reflects prorated fees for serving as Chairman of the Compensation Committee from her appointment on April 20, 2010.
(5)	Reflects prorated fees from his appointment on April 21, 2010.

In addition, in connection with the redomicile to Ireland, the Company agreed to indemnify any director in the event they may need to pay additional taxes. The Company also hired Ernst & Young in Dublin, Ireland to prepare the directors’ Irish tax returns which expected to be less than $50,000 in the aggregate.

As of December 31, 2010, the non-employee directors owned the following options and RSUs (which include any RSUs, the settlement of which has been deferred): Mr. Bradley held options to purchase 130,000 Shares and 4,230 RSUs; Mr. Califano held options to purchase 35,000 Shares and 6,058 RSUs; Ms. Catalano held options to purchase 30,000 Shares and 4,230 RSUs; Sir Roy Gardner held options to purchase 30,000 Shares and 2,869 RSUs; Sir Jeremy Hanley held options to purchase 30,000 Shares and 6,058 RSUs; Ms. Kravit held 4,230 RSUs; Mr. Lane held 2,869 RSUs; Ms. Lane held options to purchase 35,000 Shares (17,500 of which are beneficially owned by Ms. Lane’s ex-husband pursuant to domestic relations order) and 2,869 RSUs; Mr. McCann held options to purchase 35,000 Shares and 4,230 RSUs; Mr. Roberts held options to purchase 35,000 Shares and 6,058 RSUs; and Mr. Somers held 2,869 RSUs. On •  , 2011, with respect to the foregoing options, 125,000 options held by Mr. Bradley, 30,000 options held by Mr. Califano, 30,000 options held by Ms. Lane, 30,000 options held by Mr. McCann, and 30,000 options held by Mr. Roberts, were amended such that they would receive the intrinsic value in cash upon exercise rather than receive shares upon payment of the exercise price.

For more information regarding the number of Shares beneficially owned by each director as of March 1, 2011, see the section entitled “Security Ownership — Security Ownership of Certain Beneficial Owners and Management”.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure (also referred to as “say-on-pay”).

The Company’s objective is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive. We also aim to incent our executives to improve their individual performance with the objective of improving the Company’s performance, and as a result, create value and wealth for our shareholders. These objectives form the basis of the Company’s compensation philosophy.

Our fiscal year 2010 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. As calculated in the manner disclosed in our earnings release, financial highlights include achieving:

•	The Company’s financial targets of Adjusted EPS of $2.75, including $0.04 per diluted share favorable impact from foreign currency movements, and Adjusted Operating Margin of 23.0%, up 120 basis points compared with 2009;
•	4% organic growth in commissions and fees compared with 2009; and
•	A total return to shareholders for the year of 36%, which exceeded our top competitors and was better than twice the rate of the total shareholder return for the Dow, Standard & Poor’s 500 and the Standard & Poor’s index of insurance stocks.

Key features and highlights of our executive compensation program are:

•	Base salary levels are generally positioned at and around the median level in our peer group companies and salary adjustments are made only to reflect changes in responsibilities or when competitive market conditions warrant;
•	Annual and/or long term incentive compensation rather than base pay is used to reward exceptional performance by our executive officers. This generally positions an executive officer’s total compensation around the 75th percentile of compensation paid to similarly-situated executives in our peer group companies but, as discussed further below, may be above this percentile depending on the individual’s level of experience, performance and market factors;
•	Annual incentive awards are intended to retain our executive officers as well as to provide short-term performance-driven wealth creation;
•	Annual incentive awards are based, in a large part, on the Company’s achievement of certain financial metrics that the Company believes best represent how it manages its profitable growth (through the use of Adjusted Operating Margin) and enhances shareholder value (as measured by Adjusted EPS) and are aligned with the financial metrics included in annual incentive awards for other employees in the Company;
•	Other than with respect to our Chief Executive Officer, annual incentive awards are currently being paid entirely in the form of cash retention awards to the named executive officers. From time to time, the Company will pay a portion of annual incentive awards in the form of RSUs provided there is sufficient available Share capacity;
•	Grant of equity awards are made primarily in the form of performance-based options and performance-based RSUs in order to align the executive officers’ interests with those of our shareholders. They are based on the achievement of the same financial metrics as all other employees in the Company who receive performance-based equity. As an alternative to the use of RSUs, the Company plans to implement a long-term cash incentive program for named executive officers (other than the CEO) which is less dilutive than equity-based compensation. In order to both reward performance and help ensure retention, a portion will be performance-based and a portion will be time-based.
•	We maintain significant Share ownership guidelines for all of our executive officers; and
•	An independent compensation consultant that is engaged to provide services only to our Compensation Committee.

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of how the company’s compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our shareholders to vote “FOR” the following resolution:

“RESOLVED”, that the shareholders of Willis Group Holdings Public Limited Company approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.

The advisory vote will not be binding on the Compensation Committee or the Board of Directors. However, they will consider the outcome of the vote and take into consideration any concerns raised by investors when determining future compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the overall executive compensation of our named executive officers, described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL FIVE

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires the Company to seek a non-binding advisory shareholder vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 4 included in this proxy statement. We are required by the Dodd-Frank Act to provide shareholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory shareholder vote held at least once every six years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company. In formulating its recommendation, the Board of Directors considered that a triennial vote will give our shareholders the opportunity to more fully assess the success of our strategic plans and compensation programs over a multi-year horizon. Additionally, voting every three years would more closely align with the multi-year performance measurement cycles of our long-term incentive awards. For example, grants of performance-based RSUs are generally based on a three-year vesting schedule, and performance-based options become exercisable in equal tranches on the second to fifth anniversaries of the grant date. A three-year vote cycle also allows sufficient time for the Board of Directors to review and consider shareholders’ views on executive compensation.

Additionally, as we expect that shareholders will conduct a thorough review of our compensation programs, requiring a vote every year or every other year may prove overly burdensome to many of our shareholders and hinder careful evaluation of such programs. Further, as noted under “Communications with Shareholders and Other Constituencies”, shareholders may contact members of the Board either individually or as group at any time to express their views or concerns, including any regarding our compensation programs, which reduces the need for and value of more frequent advisory votes on executive compensation.

The approval of a majority of votes cast is required for advisory (non-binding) approval of Proposal Five. If none of the alternatives of Proposal Five (one year, two years or three years) receive a majority vote, the frequency selected by shareholders on an advisory basis will be determined by a plurality of votes. The advisory vote will not be binding on the Compensation Committee or the Board of Directors. However, they will consider the outcome of the vote when determining the frequency of say-on-pay advisory votes.

The Board unanimously recommends a vote “FOR” a triennial advisory resolution approving, on an advisory (non-binding) basis, the compensation of our named executive officers as described in this proxy statement, including the Compensation Discussion and
Analysis section of this proxy statement.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and the NYSE. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of its directors and executive officers made all required filings on time during 2010.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report”, to the extent permitted by SEC rules shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2011 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying the Company Secretary. Written revocations should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Mellon Investor Services LLC has been retained to assist in the proxy solicitation at a fee of approximately $8,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of Shares which are held of record by them, and will pay the necessary expenses.

ETHICAL CODE

The Company has adopted an Ethical Code applicable to all our directors, officers and employees, including our Chairman and CEO, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company’s accounting functions. Our Ethical Code can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A copy is also available free of charge on request from the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033. The Company intends to post on its website any amendments to, or waivers of, a provision of its Ethical Code in accordance with Item 406 of Regulation S-K.

SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal pursuant to Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2012 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before November •  , 2011.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2012 Annual General Meeting must be received by the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033, no earlier than October •  , 2011 and no later than November •  , 2011. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of Shares beneficially owned and such other information as is required to be disclosed for the election of directors pursuant to Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of Shares of the Company beneficially owned.

A copy of the Company’s memorandum and articles of association can be obtained from the Company Secretary on request or can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003. The Corporate Governance and Nominating Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

Shareholders who wish to present a proposal at the 2012 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January •  , 2012 shall be considered untimely for the presentation of proposals by shareholders.

In addition, the Company’s articles of association and the Irish Companies Acts contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,

Adam G. Ciongoli
Group General Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Willis Group Holdings Public Limited Company

INTERNET
http://www.proxyvoting.com/wsh
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Proxy solicited by the Board of Directors of Willis Group Holdings Public Limited Company for the Annual General Meeting of Shareholders – April 28, 2011.

The Board of Directors of Willis Group Holdings Public Limited Company (the "Company") recommends a vote "FOR" each of the directors.

Please mark your votes as indicated in this example X

	FOR	AGAINST	ABSTAIN
1.1 William W. Bradley	☐	☐	☐
1.2 Joseph A. Califano	☐	☐	☐
1.3 Anna C. Catalano	☐	☐	☐
1.4 Sir Roy Gardner	☐	☐	☐
1.5 Sir Jeremy Hanley	☐	☐	☐
1.6 Robyn S. Kravit	☐	☐	☐
1.7 Jeffrey B. Lane	☐	☐	☐
1.8 Wendy E. Lane	☐	☐	☐
1.9 James F. McCann	☐	☐	☐
1.10 Joseph J. Plumeri	☐	☐	☐
1.11 Douglas B. Roberts	☐	☐	☐
1.12 Michael J. Somers	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposals 2, 3 and 4.

The Board of Directors recommends a vote for a 3-year frequency.

	1 year	2 years	3 years	Abstain
5. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date __________

You can now access your Willis Group Holdings Public Limited Company account online.

Access your Willis Group Holdings Public Limited Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Willis Group Holdings Public Limited Company, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement, the 2010 Annual Report to Shareholders and our Irish Statutory Accounts are available at: **http://www.proxyvoting.com/wsh.**

▼ **FOLD AND DETACH HERE** ▼

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS – APRIL 28, 2011

The undersigned being a shareholder of Willis Group Holdings Public Limited Company (the "Company") hereby appoints Mr. Joseph J. Plumeri, if Mr. Plumeri is not present, any director of the Company or Adam G. Ciongoli, with full power of substitution, for and in the name of the undersigned, to vote all Ordinary Shares, nominal value U.S. $0.000115 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2011 Annual General Meeting of Shareholders, to be held in Dublin, Ireland and at any adjournment or postponement thereof, upon the matters described in the Notice of 2011 Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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